Exhibit 10.2

Execution Version

ASSET PURCHASE AGREEMENT

by and among

LUMINE GROUP US HOLDCO INC., as Purchaser,

and

CASA SYSTEMS, INC.,

CASA COMMUNICATIONS Ltd.

GUANGZHOU CASA COMMUNICATIONS Ltd

CASA TECHNOLOGIES LIMITED,

CASA COMMUNICATIONS TECHNOLOGY S.L.U.,

CASA SYSTEMS CANADA LIMITED, and

CASA SYSTEMS B.V.

as Sellers

Dated as of April 2, 2024

i

3.15	Customers and Suppliers	36

3.16	Sufficiency of Assets	36

3.16	Related Party Matters	37

3.17	No Other Representations or Warranties	37

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PURCHASER		37

4.1	Organization, Good Standing and Other Matters	37

4.2	Authority and Enforceability	37

4.3	No Conflict: Required Filings and Consents	38

4.4	Financing	38

4.5	Solvency	38

4.6	Litigation	38

4.7	Brokers and Finders	39

4.8	Investigation and Agreement by Purchaser; Non-Reliance of Purchaser; No Other Representations and Warranties	39

4.9	No Other Representations or Warranties	40

ARTICLE 5 BANKRUPTCY COURT MATTERS		40

5.1	Bankruptcy Court Filings	40

5.2	Assumption of Potential US Assigned Contracts	41

ARTICLE 6 PRE-CLOSING COVENANTS		42

6.1	Conduct of Business	42

6.2	Access to Information; Confidentiality	44

6.3	Efforts to Consummate	45

6.4	Notices and Consents	45

6.5	Regulatory Matters and Approvals	46

6.6	Public Announcements	46

6.7	Update of Schedules; Knowledge of Breach	46

6.8	Notification of Certain Matters	47

6.9	Employee Matters	47

6.10	Shared Assets	48

ARTICLE 7 POST-CLOSING COVENANTS		49

7.1	Access to Information; Books and Records	49

7.2	Post-Closing Receipt and Possession of Assets	49

7.3	Tax Matters	50

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ARTICLE 8 CONDITIONS PRECEDENT		53

8.1	Conditions to Each Party’s Obligation	53

8.2	Conditions to Obligation of Purchaser	53

8.3	Conditions to Obligations of the Sellers	54

8.4	Waiver of Condition; Frustration of Conditions	54

ARTICLE 9 TERMINATION		54

9.1	Events of Termination	54

9.2	Effect of Termination	55

ARTICLE 10 GENERAL PROVISIONS		56

10.1	Survival of Representations, Warranties, and Covenants	56

10.2	Entire Agreement	56

10.3	Amendment; No Waiver	57

10.4	Severability; Specific Versus General Provisions	57

10.5	Expenses and Obligations	57

10.6	Notices	57

10.7	Counterparts	59

10.8	Governing Law	59

10.9	Submission to Jurisdiction; Consent to Service of Process	59

10.10	Waiver of Jury Trial	60

10.11	Rights Cumulative	60

10.12	Assignment	60

10.13	Specific Enforcement; Remedies	60

10.14	Third-Party Beneficiaries	61

10.15	No Personal Liability of Directors, Officers and Owners	61

10.16	General Release	62

10.17	Legal Representation	62

EXHIBITS

Exhibit A	Escrow Agreement
Exhibit B	Form of Bill of Sale and Assignment and Assumption Agreement
Exhibit C	IP Assignment Agreement

iii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of April 2, 2024 is entered into by and among Lumine Group US Holdco Inc., a Delaware corporation (“Purchaser”), Casa Communications Limited, an Ireland private company limited by shares (“Casa Ireland”), Guangzhou Casa Communications Ltd, a China enterprise with foreign investment (“Casa China”), Casa Technologies Limited, a Hong Kong limited company (“Casa Hong Kong”), Casa Systems Canada Ltd., an Ontario corporation (“Casa Canada”), Casa Systems B.V., a Netherlands private company with limited liability (“Casa Netherlands”) and Casa Communications Technology S.L.U., a Spain private limited company (“Casa Spain” and, together with, Casa Ireland, Casa China, Casa Hong Kong, Casa Canada and Casa Netherlands, the “International Sellers”) Casa Systems, Inc., a Delaware corporation (the “Casa Seller” and, together with the International Sellers, the “Sellers”). Purchaser and the Sellers are collectively referred to as the “Parties” and each individually as a “Party”.

RECITALS

WHEREAS, the Sellers are engaged in the Business and own all of the Transferred Assets;

WHEREAS, Purchaser and the Sellers are contemplating, among other things, that Purchaser will purchase the Sellers’ right, title and interest in and to the Transferred Assets and assume the Assumed Liabilities on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Casa Seller and a subset of the International Sellers also intend to enter into an Asset Purchase Agreement (the “Other Agreement”) with a purchaser (the “Other Purchaser”) pursuant to which the Casa Seller and a subset of the International Sellers sell, transfer, assign, convey and deliver certain assets related to the Other Business;

WHEREAS, following the execution of this Agreement, the Casa Seller and certain of its Affiliates will commence voluntary cases under Chapter 11 of the Bankruptcy Code (collectively, the “Bankruptcy Cases”) by filing petitions for relief in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”); and

WHEREAS, the Parties desire to consummate the Transactions as promptly as practicable following the satisfaction of the conditions precedent set out herein, including the entry of the Sale Order by the Bankruptcy Court.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINED TERMS

1.1 Defined Terms. The following terms shall have the following meanings in this Agreement:

“Action” means any action, proceeding, investigation, audit, suit, claim, arbitration or litigation (whether civil, criminal or administrative) commenced, brought, conducted or heard by or before any Governmental Authority or arbitrator.

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation Methodology” has the meaning set forth in Section 2.10.

“Allocation Notice of Objection” has the meaning set forth in Section 2.10.

“Allocation Statement” has the meaning set forth in Section 2.10.

“Asset Tax Return” means a Tax Return relating to an obligation to pay Taxes that are determined based upon the operation of the Business or the ownership or operation of the Transferred Assets (including those related to leased property, but, for the avoidance of doubt, not including any Tax Returns relating to Taxes based on net or gross income, VAT or Transfer Taxes).

“Asset Taxes” means any Taxes with respect to the operation of the Business or the ownership or operation of the Transferred Assets (including property Taxes) other than (a) Income Taxes, (b) VAT and (c) Transfer Taxes.

“Assigned Contracts” has the meaning set forth in Section 2.1(d).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Assumption Notice” has the meaning set forth in Section 5.2(a).

“Attorney-Client Information” has the meaning set forth in Section 10.17.

“Automatic Transfer Employee” means an employee who is dedicated or primarily provides their services to the Business and whose employment is expected to transfer from Seller or any of its Affiliates to Purchaser or any of its Affiliates on the Closing Date pursuant to the Regulations, as designated “Automatic Transfer Employees” on the Scheduled Employees Schedule.

“Avoidance Actions” means any and all avoidance, recovery, subordination, or other claims, actions, or remedies that may be brought by or on behalf of the Casa Seller or its estate or other authorized parties in interest under the Bankruptcy Code or applicable non-bankruptcy Law, including actions or remedies under Sections 502, 510, 542, 544, 545, and 547 through and including 553 of the Bankruptcy Code.

“Bankruptcy Cases” has the meaning set forth in the Recitals.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. § 101 et seq.

“Bankruptcy Court” has the meaning set forth in the Recitals.

“Base Amount” equals $15,000,000.

“Bill of Sale and Assignment and Assumption Agreement” means the bill of sale and assignment and assumption agreement, dated as of the Closing Date, by and between the Sellers and Purchaser, substantially in the form attached hereto as Exhibit B.

“Business” means the Casa Seller’s cloud/RAN business, including, without limitation, it 4G/5G core, small cell core, security gateway (SeGW), cellular IoT serving gateway node (C-SGN), evolved packet core (EPC), application gateway function (AGF), home next generation node B 4G/5G (HeNB-GW HgNB-GW), evolved packet data gateway (ePDG), non-3GPP interworking function (N3IWF), Axyom network manager (ANM), Axyom element management system (AeMSA), and Apex radio access network (RAN) solutions – 4G, 4G/5G, and 5G radio solutions.

“Business Day” means any day other than (a) a Saturday, Sunday or federal holiday or (b) a day on which commercial banks in the State of Massachusetts are authorized or required to be closed.

“Business Records” has the meaning set forth in Section 2.1(e).

“Casa Canada” has the meaning set forth in the preamble.

“Casa China” has the meaning set forth in the preamble.

“Casa Hong Kong” has the meaning set forth in the preamble.

“Casa Ireland” has the meaning set forth in the preamble.

“Casa Netherlands” has the meaning set forth in the preamble.

“Casa Seller” has the meaning set forth in the preamble.

“Casa Spain” has the meaning set forth in the preamble.

“Closing” has the meaning set forth in Section 2.6.

“Closing Date” has the meaning set forth in Section 2.6.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor Law.

“Confidentiality Agreement” means that certain Non-disclosure Agreement, dated as of June 9, 2022, by and between the Casa Seller and N. Harris Computer Corporation.

“Conforming Cash Collateral Order” means an order that is entered by the Bankruptcy Court (a) to which holders of any Lien referenced in such order shall have consented and (b) is acceptable to Purchaser in its reasonable discretion, that: (i) approves the Expense Reimbursement Amount as an administrative expense under section 503(b) of the Bankruptcy Code; (ii) provides for and directs the payment of $375,000 of the Expense Reimbursement Amount on a senior basis to the Liens of the Term Lenders; (iii) provides for any remaining portion of the Expense Reimbursement Amount to be paid in accordance with the priority of an administrative expense under the Bankruptcy Code; provided that such remaining portion shall only be payable on or after the effective date of a confirmed chapter 11 plan; provided further that in the event of a chapter 7 liquidation, claims with respect to such amount shall be considered valid administrative claims against the estate; and (iv) provides sufficient liquidity to Sellers to operate the Business until the Closing Date.

“Consent” means any consent, approval, authorization, waiver or license.

“Continuing Employee” has the meaning set forth in Section 6.9(b).

“Continuing Offer Employee” has the meaning set forth in Section 6.9(b).

“Contract” means any legally binding written agreement, obligation, undertaking, purchase order, arrangement, mortgage, indenture, lease (whether for real or personal property), contract or subcontract, commitment or other binding arrangement or understanding, and any amendments, modifications or supplements thereto.

“Contracting Parties” has the meaning set forth in Section 10.15

“Cure Costs” means any and all costs, expenses or actions that are required to be paid and obligations that otherwise must be satisfied under Sections 365(b)(1)(A) and (B) of the Bankruptcy Code or in connection with the assumption and/or assignment of any Potential US Assigned Contract, as agreed upon by the Parties or determined by the Bankruptcy Court.

“Data Protection Laws” means all applicable Laws governing privacy, security, or data protection with respect to the Processing of Personal Information (including all applicable Laws of jurisdictions where Personal Information was collected), general data protection, data breach notification, consumer protection, requirements for website and mobile application privacy, cookie, and online behavioral marketing policies and practices, Social Security number protection, data security, and email, text message, or telephone communications, and including, without limitation, Regulation (EU) 2016/679 (General Data Protection Regulation), the E-Privacy Directive (2002/58/EC), the Data Protection Act 2018, the UK GDPR as defined in section 3 of the Data Protection Act 2018, the Personal Information Protection and Electronic Documents Act (PIPEDA), the General Data Protection Law (Law No. 13.709/2018 (Lei Geral de Proteção de Dados)), the Federal Trade Commission Act, the Telephone Consumer Protection Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003 and the California Consumer Privacy Act of 2018.

“Data Protection Policies” means Sellers’ past or present, internal or public-facing privacy, cybersecurity, or other data protection-related policies, procedures, notices, and statements with respect to the Processing of Personal Information, including, without limitation, any (i) written information security policies and procedures, (ii) incident response plan, (iii) backup and recovery plan, (iv) disaster recovery and business continuity plan, and (v) privacy policy.

“Data Protection Requirements” means (i) Data Protection Laws; (ii) Data Protection Policies; (iii) obligations under Contracts governing privacy, security, or data protection with respect to Processing of Personal Information; and (iv) any applicable rules of self-regulatory organizations, industry standards, and guidelines by which the Sellers are bound.

“Deposit Escrow Account” means an escrow account to be established and maintained by Escrow Agent pursuant to the Escrow Agreement.

“Deposit Escrow Amount” means $750,000.

“Designated US Contracts” has the meaning set forth in Section 5.2(b).

“Determined Cure Costs” means, in the aggregate, all Cure Costs payable or to be held in reserve pending resolution of a Cure Cost dispute in accordance with the procedures set forth in the Sale Motion in respect of the Designated US Contracts, as determined pursuant to the Sale Order.

“Disputed IP” has the meaning set forth in Section 6.10(b).

“DPA” means Section 721 of the Defense Production Act of 1950, as amended, 50 U.S.C. §4565, and all interim and final rules and regulations issued and effective thereunder.

“Employment Matters” means all matters relating to the employment or engagement of labor or workers, including, without limitation, matters relating to discrimination or harassment in employment; terms and conditions of employment; termination of employment; wages; overtime classification; pay transparency; hours; meal and rest breaks; employee leave requirements; child labor; occupational safety and health; plant closings; mass layoffs; employee whistle-blowing; immigration and employment eligibility verification; employee privacy; pay transparency; employee training; employee wage statements; biometric screening of employees; use of artificial intelligence and automated decision-making regarding employees and applicants; defamation; background checks and other consumer reports regarding employees and applicants; employment practices; negligent hiring or retention; affirmative action and other employment-related obligations on federal contractors and subcontractors; prevailing wages; classification of employees, consultants and independent contractors; labor relations; collective bargaining; unemployment insurance; the collection and payment of withholding and/or social security taxes and any similar tax; and workers’ compensation.

“Enforceability Exceptions” means applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar Laws affecting the enforcement of creditors’ rights generally and general equitable principles.

“Environmental Laws” means any applicable Law relating to pollution or protection of the environment or worker health and safety (in respect of exposure to Hazardous Substances), including such Laws relating to the use, treatment, storage, disposal, Release or transportation of Hazardous Substances.

“Equipment” has the meaning set forth in Section 2.1(f).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any regulations issued pursuant thereto.

“ERISA Affiliate” means any other entity which, together with the Casa Seller, would be treated as a single employer under Code Section 414 or ERISA Section 4001(b).

“Escrow Agent” means Epiq Corporate Restructuring, LLC, a New York limited liability company.

“Escrow Agreement” means the Escrow Agreement, by and among Purchaser, the Casa Seller and the Escrow Agent, a copy of which is attached hereto as Exhibit A.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Books and Records” means the following originals and copies of those books and records, documents, data and information (in whatever form maintained) of the Sellers and the Business: (i) all corporate minute books (and other similar corporate records) and stock records of the Sellers, (ii) any books and records relating to the Excluded Assets, (iii) all income Tax Returns of the Sellers and its Affiliates, or (iv) any books, records or other materials that the Sellers (x) are required by Law to retain (copies of which, to the extent permitted by Law, will be made available to Purchaser upon Purchaser’s reasonable request) or (y) are prohibited by Law from delivering to Purchaser.

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Expense Reimbursement Amount” means all reasonable and documented out of pocket costs, expenses and fees incurred by Purchaser in connection with evaluating, negotiating, documenting and performing the Transactions, including fees, costs and expenses of any professionals (including financial advisors, outside legal counsel, accountants, experts and consultants) retained by or on behalf of Purchaser in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the Transactions, including the Bankruptcy Cases and other judicial and regulatory proceedings related to such Transactions in an aggregate amount not to exceed $750,000.

“Final Order” means an Order, judgment or other decree of the Bankruptcy Court or any other Governmental Authority of competent jurisdiction that has not been reversed, vacated, modified or amended, is not stayed and remains in full force and effect; provided, that such Order shall be considered a Final Order only after the time period for third parties seeking appeal has expired without the filing of any appeal or motion for reconsideration.

“Fraud” means actual and intentional common law fraud (but not, for the avoidance of doubt, fraud based on constructive knowledge, negligent misrepresentation or omission, or any form of fraud based on recklessness or negligence) by a Party or its representatives, as determined in accordance with the Laws of the State of Delaware, with respect to the making of any representation or warranty by such Party set forth in this Agreement.

“Free and Clear” means free and clear of all Liens (other than the Permitted Liens and the Assumed Liabilities) to the maximum extent permitted by Section 363(f) of the Bankruptcy Code.

“GAAP” means generally accepted accounting principles in the United States as of the date hereof.

“Government Official” has the meaning set forth in Section 3.4(d).

“Governmental Authority” means any domestic or foreign national, provincial, state, multi-state or municipal or other local government, any subdivision, agency, commission or authority thereof, any court (including the Bankruptcy Court) or tribunal or any quasi-governmental or private body exercising any regulatory or taxing authority thereunder (including the IRS).

“Hazardous Substances” means any substances, materials or wastes which are defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “toxic substances”, “pollutants” or “contaminants” under any Environmental Law, including any petroleum or refined petroleum products, radioactive materials, friable asbestos or polychlorinated biphenyls.

“Income Taxes” means (a) all Taxes based upon, measured by, or calculated with respect to gross or net income, gross or net receipts or profits (including franchise Taxes and any capital gains, alternative minimum, and net worth Taxes, but excluding Transfer Taxes, VAT and ad valorem, excise, sales, use, property Taxes); (b) Taxes based upon, measured by, or calculated with respect to multiple bases (including corporate franchise, doing business, or occupation Taxes) if one or more of the bases upon which such Tax may be based, measured by, or calculated with respect to is included in clause (a) above; or (c) withholding Taxes measured with reference to or as a substitute for any Tax included in clause (a) or (b) above.

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) patent disclosures, inventions, discoveries, patents and patent applications (whether provisional or non-provisional), together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions, reissues or reexaminations thereof and all registrations and applications therefor, and any patent or application claiming priority from or claiming priority to any of the foregoing, and all foreign equivalents to any of the foregoing, and equivalent or similar rights anywhere in the world in inventions and discoveries; (ii) trademarks, service marks, certification marks, trade dress, service names, trade names, brand names, logos, business names, corporate names and other indicia source or origin or business identifiers, all registrations and applications for registration for any of the foregoing, and extensions and renewals of any of the foregoing, and, in each case of any of the foregoing, together with all of the goodwill associated therewith; (iii) works of authorship (whether published or unpublished works), including in Software, websites, website content, advertising content and promotional materials, copyright rights in and to any of the foregoing, and all registrations and applications for registration of any of the foregoing, and renewals and extensions of any of the foregoing, and all other rights corresponding to any of the foregoing; (iv) confidential information, trade secrets and know-how; (v) all other rights in Software; (vi) internet domain name registrations, internet protocol addresses, URLs, website addresses, social media accounts and other electronic identifiers (including, by way of example and not limitation, Twitter and Facebook “handles”, telephone numbers, and cellular texting short codes), whether or not trademarks; (vii) all rights to prepare, file, prosecute and maintain applications and registrations directed to any of the foregoing, and to bring actions and enforce all of the foregoing for any and all past, current and future infringement or violation of any of the foregoing; and (viii) all other intellectual property and proprietary rights and similar, corresponding or equivalent rights to any of the foregoing, registered and unregistered, existing under common or statutory Law of any country in the world or under any treaty.

“International Assigned Contracts” has the meaning set forth in Section 2.1(d).

“International Sellers” has the meaning set forth in the preamble.

“IP Assignment Agreement” means Intellectual Property Assignment Agreement, dated as of the Closing Date, by and between the Sellers and Purchaser, substantially in the form attached hereto as Exhibit C.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means (a) with regard to the Sellers, the actual knowledge of Michael Glickman, Edward Durkin, Colin Kincaid and Carmen Pombeiro, in each case as of the date of this Agreement (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate) and (b) with regard to Purchaser, the actual knowledge, without any implication of verification or investigation concerning such knowledge, of CEO, VP Mergers & Acquisitions, and Garcia Group President as of the date of this Agreement (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate).

“Law” means any federal, national provincial, state, local law, ordinance, principle of common law, code, regulation, statute or order of any Governmental Authority.

“Law Firm” means Sidley Austin LLP and its successors and Young Conaway Stargatt & Taylor, LLP and its successors.

“Leased Real Property” has the meaning set forth in Section 3.6(b).

“Leases” means the leases and subleases governing real property used or leased by the Business.

“Liabilities” means debts, liabilities, duties, obligations or commitments of any nature whatsoever, whether direct or indirect, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, whenever or however arising (including whether arising out of any Contract or in a tort claim based on negligence or strict liability).

“Lien” means all forms of lien (including mechanic’s, contractor’s or other similar liens arising under or relating to the provision of goods or services on or to any Transferred Assets, and liens issued pursuant to Section 361, 363 or 364 of the Bankruptcy Code), encumbrance, defect or irregularity in title, pledge, mortgage, deed of trust, deed to secure debt, security interest, charge, transfer restriction or similar agreement or encumbrance, including any dedication under any gathering, transportation, treating, processing, fractionating, purchase, sale or similar agreements, or any other rights granted or consensual as or against any Transferred Assets including easements, encroachments, rights of first refusal, options, or any other interest or right in property that constitutes a lien or interest within the definition or adjudication of such terms under the Bankruptcy Code.

“Losses” means, with respect to any Person, any actual losses, Liabilities, claims, demands, judgments, damages, fines, suits, actions, out-of-pocket costs and expenses (including reasonable attorneys’ fees) against or affecting such Person.

“Malicious Code” has the meaning set forth in Section 3.11(f).

“Material Adverse Effect” means any change, event, effect, state of facts or occurrence that individually or in the aggregate (taking into account all other such changes, events, effects, states of fact or occurrences) has had or would reasonably be expected to have, a material adverse effect on (1) the Transferred Assets or the assets, properties, financial condition or results of operations of the Business (excluding the Excluded Assets and the Excluded Liabilities), in each case, taken as a whole or (2) the ability of the Sellers to consummate the transactions contemplated by this Agreement or to perform any of its obligations under this Agreement; provided, however, that none of the following shall be deemed (either alone or in combination) to constitute, and none of the following shall be taken into account in determining whether there has been or may be, a Material Adverse Effect: (a) any change in general business, industry or economic conditions affecting any industry in which the Business operates; (b) any change in the United States or foreign economies, or securities, banking or financial markets in general (including (i) any disruption in any of the foregoing markets, (ii) debt defaults or other restructuring events of any country with respect to which bondholders take a discount to the debt of any country or any increases in the interest rates for any country’s debt, (iii) any change in currency exchange rates, (iv) any decline or rise in the price of any security, commodity, contract or index and (v) any increased cost, or decreased availability, of capital or pricing or terms related to any financing for the Transactions); (c) any change from, the occurrence, escalation or material worsening of any act of God or other calamity, natural disaster, pandemic or disease, outbreak of disease or other public health emergency (including COVID-19), hostility, act of war, sabotage, cyber-attack or terrorism or military action or any escalation or worsening of any such conditions; (d) any breach of this Agreement by Purchaser; (e) any specific action required to be taken (or omitted) by this Agreement or taken (or omitted) by the Sellers at the written request of Purchaser; (f) any change in Laws or accounting rules (including GAAP) or any interpretation thereof; (g) the failure of the Business to meet any of its projections, forecasts, estimates, plans, predictions, performance metrics or operating statistics or the inputs into such items (provided that any change, event, effect, state of facts or occurrence giving rise to such failure may be taken into account in determining whether there has been a Material Adverse Effect); (h) national or international political, labor or social conditions; (i) the public announcement of, entry into or pendency of, actions required or contemplated by or performance of obligations under, this Agreement and the Transactions or the identity of the Parties to this Agreement, including any termination of, reduction in or similar adverse impact on relationships, contractual or otherwise, with any customers, suppliers, financing sources, licensors, licensees, (j) the sale of any assets other than the Transferred Assets to any third parties by the

Sellers or any of its Affiliates to the extent not contrary to this Agreement; (k) any effect arising or resulting from or related to the filing of the Bankruptcy Cases; (l) any action required to be taken under any Law or Order or any existing Contract by which the Sellers (or any of its properties) are bound; further provided, that with respect to clauses (a), (b), (c), (f), and (h) such effects, events, changes, occurrences, conditions or states of facts will not be excluded to the extent the same disproportionately adversely affects the Business, taken as a whole, as compared to other similarly situated businesses; further provided, in no event shall any reasonably anticipated effect, event, change, occurrence, condition or state of fact arising from the commencement, pendency, conduct or prosecution of the Bankruptcy Cases be deemed to constitute or be taken into account in determining whether there has occurred a Material Adverse Effect.

“Non-Recoverable VAT” means any VAT that is not Recoverable VAT.

“Non-Transferred Asset” has the meaning set forth in Section 2.5.

“Nonparty Affiliates” has the meaning set forth in Section 10.15.

“Off-the-Shelf Software” means all commercially available, non-customized, off-the-shelf Software, including Public Software, that is owned by third parties and is commercially licensed to or otherwise made commercially available to end users under standard, non-negotiated, non-discriminatory, shrink-wrap, click-wrap or similar agreement on a retail basis for an annual license fee, royalty, or other consideration of not more than $50,000.

“Offer Employees” means the Scheduled Employees other than the Automatic Transfer Employees, as designated “Offer Employees” on the Scheduled Employees Schedule.

“Order” means any award, decision, injunction, judgment, ruling or verdict entered, issued, made or rendered by any Governmental Authority or arbitrator.

“Organizational Documents” means (a) the articles or certificates of incorporation and the by-laws of a corporation, (b) the partnership agreement and any statement of partnership of a general partnership, (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (d) the operating or limited liability company agreement and the certificate of formation of a limited liability company, (e) any charter, joint venture agreement or similar document adopted or filed in connection with the creation, formation or organization of a Person not described in clauses (a) through (d), and (f) any amendment to or equivalent of any of the foregoing.

“Other Agreement” has the meaning set forth in the Recitals.

“Other Business” means the business of developing, manufacturing, marketing, distributing, selling, servicing and supporting broadband hardware, software and equipment and related services, including all cable modem termination systems (CMTS), converged cable access platforms (CCAP), virtual converged cable access platforms (vCCAP), distributed access architecture (DAA), Casa video core (CVC), intelligent access controller (IAC) product solutions, virtual broadband network gateway (vBNG) and multi-service router (MSR), excluding any products exclusively used for 4G and 5G wireless infrastructure including 4G/5G Mobile Core, Apex-branded Small Cell solutions, Aurus-branded Fixed Wireless Devices, and IoT routers. The

Business shall specifically include CMTS, I-CCAP, vCMTS, vCCAP, vBNG, vWAG, all DAA node platforms, Video Core, IAC, 10G EPON DPoE Bridge/Voice ONU, IA 10G EPON DPoE Remote OLT, Remote PHY Shelf and Out-of-Band Core product solutions and related services.

“Other Purchaser” has the meaning set forth in the Recitals.

“Outside Date” has the meaning set forth in Section 9.1(f).

“Owned Intellectual Property” means the Intellectual Property owned or purported to be owned by the Sellers that is primarily used or required for use in the Business or is required to fulfill any obligation under any Assigned Contract.

“Party” and “Parties” have the meaning set forth in the Preamble.

“Permit” means all permits, authorizations, license, registration, certificates, franchises, consents and other approvals from any Governmental Authority.

“Permitted Liens” means (a) Liens for Taxes, assessments or other governmental charges not yet due and payable or that are being contested in good faith by appropriate proceedings; (b) mechanics’, carriers’, workers’, repairers’ and other similar Liens arising or incurred in the ordinary course of business for obligations that are not overdue or are being contested in good faith by appropriate proceedings; (c) zoning, entitlement and building regulations and land use restrictions; (d) pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security; (e) deposits to secure the performance of bids, Contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (f) non-exclusive licenses of Intellectual Property granted in the ordinary course of business; (g) Liens arising under or created by this Agreement or any of the Related Documents; and (h) Liens set forth on Schedule 1.1(a).

“Person” means any individual, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or any other entity or Governmental Authority.

“Personal Information” means any information about or relating to an identified or identifiable individual and any information which constitutes “personal data,” “personal information,” or other similar terms as defined by applicable Data Protection Requirements. Personal Information includes, without limitation, information (i) that identifies or could reasonably be used, alone or in combination with other information held by the Sellers or their Subsidiaries, to identify an individual, browser or device and (ii) constitutes an individual’s first name or first initial and last name, physical address, telephone number, fax number, email address, date of birth, Social Security number or other identifier issued by a Governmental Authority (including any state identification number, driver’s license number, or passport number), internet protocol number, precise geolocation information of an individual, browser or device, facial photograph, biometric data, medical or health information, insurance beneficiary identification number, credit card or other financial information (including bank account information), cookie identifiers, or any other browser- or device-specific number or identifier, or any web or mobile browsing or usage information that is linked to the foregoing.

“Petition Date” means April 3, 2024.

“Potential US Assigned Contracts” has the meaning set forth in Section 2.1(c).

“Pre-Closing Tax Period” has the meaning set forth in Section 7.3(a).

“Process,” “Processed” or “Processing” means any operation or a set of operations performed on Personal Information, including, without limitation, the use, collection, receipt, processing, aggregation, storage, adaption, alteration, transfer (including cross-border transfers), retrieval, disclosure, dissemination, combination, erasure, disposal, destruction, or anonymization of such Personal Information, in each case, whether or not by automated means, and any other form of processing, including as defined by or under any applicable Data Protection Law.

“Public Software” means any Software that is licensed or distributed as (i) “free software” or “open source software”; (ii) pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses); or (iii) pursuant to any “copyleft” license or any other license that substantially conforms to the Open Source Definition provided by the Open Source Initiative at opensource.org/osd.

“Purchase Price” has the meaning set forth in Section 2.8(a).

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Group Members” has the meaning set forth in Section 10.17.

“Purchaser Releasing Party” has the meaning set forth in Section 10.16(b).

“Recoverable VAT” means any VAT that would reasonably be expected to be recoverable as a VAT credit or refund by a business entity purchasing the relevant Transferred Assets.

“Regulations” means the European Council Directive of March 12, 2001 (2001/23/EC) (the “Directive”) relating to the safeguarding of employees’ rights in the event of transfers of undertakings, businesses or parts of businesses or any country legislation implementing the Directive or any other similar Law.

“Related Claims” means all claims or causes of action (whether in contract or tort, in law or in equity, or granted by statute or otherwise) that may be based upon, arise out of or relate to this Agreement, the Related Documents and any other document or instrument delivered pursuant to this Agreement or the Related Documents, or the negotiation, execution, termination, validity, interpretation, construction, enforcement, performance or nonperformance of this Agreement or the Related Documents or otherwise arising from the Transactions or the relationship between the Parties (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with, or as an inducement to enter into, this Agreement or the Related Documents).

“Related Documents” means the Escrow Agreement, the Bill of Sale and Assignment and Assumption Agreement, IP Assignment Agreement and any other document, agreement, certificate or instrument entered into in connection with this Agreement; provided, however, that the Escrow Agreement and the Bill of Sale and Assignment and Assumption Agreement and the IP Assignment Agreement shall not be a Related Document solely for purposes of applying the provisions in Article 10 to the extent, and only to the extent, that any such document expressly conflicts with Article 10.

“Related Party” means, with respect to a Party, its Affiliates, any current or former manager, director or officer of such Party or any of its Affiliates or any immediate family member of any of the foregoing.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment of any Hazardous Substances.

“Sale Hearing” means the hearing to approve the Sale Motion in the Bankruptcy Court.

“Sale Motion” means the motion, pleading or other filing of the Casa Seller seeking entry of the Sale Order.

“Sale Order” means an Order of the Bankruptcy Court approving this Agreement and all of the terms and conditions hereof, in form and substance acceptable to Purchaser and the Casa Seller, in each Party’s commercially reasonable discretion, and approving and authorizing the Casa Seller to consummate the Transactions contemplated hereby Free and Clear to the full extent permitted pursuant to Section 363(f) of the Bankruptcy Code and containing a finding that Purchaser has acted in “good faith” within the meaning of Section 363(m) of the Bankruptcy Code; provided, however, that the transfer of any Transferred Assets may be subject to Permitted Liens.

“Scheduled Employees” has the meaning set forth in Section 3.10(b).

“Scheduled Employees Schedule” has the meaning set forth in Section 3.10(b).

“Security Breach” means any actual or reasonably suspected data breach or other security incident that (i) has resulted in, or presented a material risk of, unauthorized access to, or unauthorized acquisition, use, disclosure, alteration, or destruction of, or denial of use, corruption, compromise, or loss of Personal Information or other proprietary or confidential information of the Sellers; or its Subsidiaries or (ii) has caused or would reasonably be expected to cause a material disruption to the conduct of the Business, regardless of whether a notification of such incident to any Person or Governmental Authority is required under applicable Data Protection Requirements.

“Seller Benefit Plan” means all employee benefit plans, programs and agreements, including, but not limited to, any employee benefits plan and each pension, profit sharing, incentive, bonus, deferred compensation, retirement, stock option, employment, change of control, severance, medical and hospitalization, insurance, vacation, salary continuation, sick pay, welfare, fringe benefit, and other employee benefit plans, Contracts, programs, policies and arrangements that a Seller sponsors, maintains, contributes to, or under which the Sellers or any of their Affiliates has any obligation or liability, in each case with respect to any employee or former employee of the Business or any beneficiary of such current or former employees, or any director, officer, or independent contractor of the Business.

“Seller Permits” has the meaning set forth in Section 3.4(b).

“Seller Releasing Party” has the meaning set forth in Section 10.16(a)

“Seller Tax Claim” has the meaning set forth in Section 7.3(e).

“Sellers” has the meaning set forth in the preamble.

“Shared Assets” has the meaning set forth in Section 6.10(a).

“Shared IP” has the meaning set forth in Section 6.10(b).

“Software” means (a) computer software programs and software systems, including applications software (including mobile apps), software made available as a service (SaaS), programming tools, scripts and interfaces, libraries, databases, compilations, tool sets, compilers, applications, higher level “proprietary” languages, and documentation and materials relating to any of the foregoing (including designs, descriptions, schematics, flow charts, specifications, developers notes, comments, annotations, user manuals, systems manuals and training materials), and with respect to each of the foregoing, whether in source code, object code, firmware, or human readable form.

“Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the fair salable value (determined on a going concern basis) of its assets and property will, as of such date, exceed the amounts required to pay its debts as they become absolute and mature, as of such date, (b) such Person will have adequate capital to carry on its business and (c) such Person will be able to pay its debts as they become absolute and mature, in the ordinary course of business, taking into account the timing of and amounts of cash to be received by it and the timing of and amounts of cash to be payable on or in respect of its indebtedness.

“Straddle Period” means any taxable period that includes but does not end on the Closing Date.

“Subsidiary” means, with respect to the Sellers, any entity of which units, securities or other ownership interests having ordinary voting power to elect a majority of the board of directors, board of managers or other persons performing similar functions are at the time directly or indirectly owned by the Sellers.

“Tax” means any and all U.S. federal, state, local and non-U.S. income, franchise, branch profits, capital gains, VAT, sales, use, property, transfer, payroll, social security, withholding, windfall profit, production, license, excise, stamp, environmental, alternative or add-on minimum or estimated tax, and other taxes, escheat or unclaimed property amounts, assessments, levies, duties, tariffs, imposts, and other similar charges and fees and any related fine, penalty, interest, or additional amounts with respect thereto or to the nonpayment thereof, imposed, assessed or collected by or under the authority of any Governmental Authority.

“Tax Consideration” has the meaning in Section 2.10.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, claim for refund, estimated tax filing or other document or information (whether in tangible, electronic or other form), including any amendments, schedules attachments, supplements, appendices and exhibits thereto, filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection, or payment, of any Tax.

“Term Lenders” means, collectively, each of the lenders party to (i) that certain Superpriority Credit Agreement, dated as of June 15, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), among the Casa Seller as the borrower, JPMorgan Chase Bank, N.A., as administrative agent (and any of its successors and assigns), Delaware Trust Company, as collateral agent, and the lenders party thereto from time to time, or (ii) that certain Credit Agreement, dated as of December 20, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), among the Casa Seller, as the borrower, Delaware Trust Company, as administrative agent and collateral agent, and the lenders party thereto from time to time.

“Third-Party Processors” means any vendors, processors, or other third parties Processing Personal Information for or on behalf of the Sellers or any of its Subsidiaries with respect to the Business.

“Transactions” means the transactions contemplated by this Agreement and the Related Documents.

“Transfer Taxes” has the meaning set forth in Section 2.9.

“Transferred Assets” has the meaning set forth in Section 2.1.

“Transferred Intellectual Property” has the meaning set forth in Section 2.1(g).

“Treasury Regulations” means regulations promulgated by the United States Department of Treasury under the Code.

“VAT” means any value-added tax, goods and services tax or similar tax charged or collected by any Governmental Authority.

“Virus” has the meaning set forth in Section 3.11(f).

“WARN Acts” has the meaning set forth in Section 3.10(e).

1.2 Other Definitional and Interpretive Matters.

(a) Unless otherwise expressly provided, for purposes of this Agreement and the Related Documents, the following rules of interpretation shall apply:

(i) Calculation of Time Period. All references to a day or days shall be deemed to refer to a calendar day or days, as applicable, unless otherwise specifically provided. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(ii) Dollars. Any reference to $ shall mean U.S. dollars, which is the currency used for all purposes in this Agreement and the Related Documents. The specification of any dollar amount in the representations and warranties or otherwise in this Agreement, the Related Documents or the Schedules is not intended and shall not be deemed to be an admission or acknowledgement of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the Parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement, the Related Documents or the Schedules.

(iii) Exhibits/Schedules. The Exhibits and Schedules to this Agreement are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. If any item or information is disclosed on one Schedule in such a way as to make its relevance to the disclosure required by or provided in another section of the Schedules or the statements contained in any section of Article II of the Agreement reasonably apparent based on a plain reading of the face of such disclosure, such item or information will be deemed to have been disclosed in or with respect to such other Schedule. Disclosure of any item on any Schedule shall not constitute an admission or indication that any such item is required to be disclosed, or that such item or matter is material or has resulted in or will result in a Material Adverse Effect or that the included items or actions are not in the ordinary course of business. No disclosure on a Schedule relating to a possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(iv) Gender and Number. Any reference to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(v) Headings. The provision of a table of contents, the division of this Agreement or Related Documents into articles, sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement or Related Document, as applicable. Unless otherwise specified, all references in this Agreement to any “Section” or other subdivision are to the corresponding section or subdivision of this Agreement, and all references in a Related Document to any “Section” or other subdivision are to the corresponding section or subdivision of such Related Document.

(vi) Herein. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” that are used in this Agreement refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. Uses of such words in the Related Documents shall refer to such Related Document as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(vii) Or. The word “or” shall be construed in the inclusive sense of “and/or” unless otherwise specified.

(viii) Including. The word “including”, or any variation thereof, means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(ix) Successors. A reference to any Party to this Agreement, any Related Document or any other agreement or document shall include such Party’s successors and permitted assigns.

(x) Amendments. A reference to laws, contracts, agreements or instruments are references to such laws, contracts, agreements and instruments as they may be amended or supplemented from time to time, and references to laws include references to any succeeding law and to the implementing rules or regulations promulgated pursuant to such laws or to such succeeding law.

(xi) Legislation. A reference to any legislation or to any provision of any legislation shall include any amendment thereto, and any modification or re-enactment thereof, any legislative provision substituted therefor, and all regulations and statutory instruments issued thereunder or pursuant thereto.

(xii) Reflected On or Set Forth In. An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statement, to the extent any such phrase appears in such representation or warranty, if (a) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statement that relates to the subject matter of such representation, (b) such item is otherwise specifically set forth on the balance sheet or financial statement or (c) such item is set forth in the notes to the balance sheet or financial statement.

(xiii) Made Available. Any reference in this Agreement to “made available” means a document or other item of information that was provided, delivered or continuously made available to Purchaser or its representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions at least two (2) Business Days prior to the date of this Agreement.

(b) All representations and warranties set forth in this Agreement or the Related Documents are contractual in nature only and subject to the sole and exclusive remedies set forth herein. No Person is asserting the truth of any representation and warranty set forth in this Agreement or the Related Documents; rather, the Parties have agreed that should any representations and warranties of any Party prove untrue, the other Party shall have the specific rights and remedies herein specified as the exclusive remedy therefor, but that no other rights, remedies or causes of action (whether in law or in equity or whether in contract or in tort or otherwise) are permitted to any Party as a result of the untruth of any such representation and warranty. The phrase “to Seller’s Knowledge” and phrases of similar import or effect are used herein to qualify and limit the scope of any representation or warranty in which they appear and are not affirmations of any Person’s “superior knowledge” that the representation or warranty in which they are used is true.

(c) The Parties have participated jointly in the negotiation and drafting of this Agreement and the Related Documents and, in the event an ambiguity or question of intent or interpretation arises, this Agreement and the Related Documents shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement and the Related Documents. The Parties agree that changes from earlier drafts to the final version of this Agreement do not necessarily imply that the Party agreeing to such change is agreeing to a change in meaning (as the Party agreeing to such change may believe the change is stylistic and non-substantive); consequently, no presumption should exist by virtue of a change from a prior draft.

ARTICLE 2

THE PURCHASE AND SALE; CLOSING

2.1 Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement and the Sale Order, at the Closing, in exchange for an aggregate payment from Purchaser to the Casa Seller equal to the Purchase Price, Purchaser shall purchase, assume and accept from the Sellers, and the Sellers shall sell, transfer, assign, convey and deliver (or shall cause the sale, transfer, assignment, conveyance and delivery) to Purchaser, Free and Clear, all of the rights, title and interests in, to and under the following assets and interests, except for the Excluded Assets (collectively, the “Transferred Assets”):

(a) all supplies and other inventories primarily used in the Business or produced in the Business or is required to fulfill any obligation under any Assigned Contract, including all packaging, supplies and parts whether held at any location or facility of the Sellers or any of its Subsidiaries or in transit to the Sellers or any of their Subsidiaries;

(b) to the extent transferable, the Seller Permits (including any applications that are in process) primarily used in the Business or are required to fulfill any obligation under any Assigned Contract;

(c) the Contracts, including Leases related to Real Property, listed on Schedule 2.1(c) (collectively, the “Potential US Assigned Contracts”) that Purchaser designates as Designated US Contracts pursuant to Section 5.2(b), excluding such Contracts that expire or are terminated prior to the Closing;

(d) the Contracts, including Leases related to Real Property, listed on Schedule 2.1(d), excluding such Contracts that expire or are terminated prior to the Closing (collectively, the “International Assigned Contracts” and together with the Designated US Contracts, the “Assigned Contracts”);

(e) all books and records, customer lists, customer credit information, supplier lists, product specifications, documents, copies of non-income Tax Returns, any data and information (in whatever form maintained), in each case that primarily relates to the Business or the Transferred Assets or are required to fulfill any obligation under any Assigned Contract, including Personal Information of individuals relevant to the conduct of the Business, of the Sellers and their Subsidiaries primarily related to the Business or any of the Transferred Assets or required to fulfill any obligation under any Assigned Contract (collectively, the “Business Records”), other than the Excluded Books and Records; provided, however, that the Sellers shall be entitled to retain copies of any such Business Records, subject to the confidentiality obligations of the Sellers under the Confidentiality Agreement, and only to the extent such Business Records (i) are reasonably necessary for compliance with applicable Law, (ii) are reasonably expected to be required in an examination by any Governmental Authority, or (iii) are reasonably required for the liquidation and dissolution of the Sellers following the Closing;

(f) all equipment, and other tangible personal property, including office furniture and fixtures, computers, lab equipment, networking equipment, industrial equipment and supplies (the “Equipment”) primarily used in the Business or required to fulfill any obligation under any Assigned Contract, including the Equipment set forth on Schedule 2.1(f);

(g) the Owned Intellectual Property, including the Intellectual Property set forth on Schedule 2.1(g) (collectively, the “Transferred Intellectual Property”);

(h) all of the Sellers’ and their Subsidiaries’ rights, claims or causes of action against third parties to the extent related to the Transferred Assets and the Assumed Liabilities (including all guaranties, warranties, indemnities and similar rights in favor of the Sellers or any of their Subsidiaries to the extent related to the Transferred Assets or the Assumed Liabilities), in each case, whether arising by way of counterclaim or otherwise, and whether arising out of transactions occurring prior to, on or after the Closing Date;

(i) all prepaid expenses, claims, deposits, prepayments, refunds, causes of action, demands, actions, suits, choses in action, rights of recovery, rights under guarantees, warranties, indemnities and all similar rights against third parties, rights of setoff and rights of recoupment (including those held by landlords and utility companies related to the Leased Real Property), in each case, to the extent used in or held for use for the Transferred Assets listed in clauses (a) through (i) above or the Assumed Liabilities;

(j) all rights to refunds or credits attributable to Taxes that are Assumed Liabilities or otherwise paid by or on behalf of Purchaser or a Purchaser Affiliate;

(k) all accounts receivable of the Sellers and their Subsidiaries to the extent related to the sale of products and services by the Business, including those listed on Schedule 6.1(a)(ii);

(l) the assets set forth in Schedule 2.1(l); and

(m) other assets not of the types addressed in the foregoing clauses (a) through (l) that are primarily used or primarily held for use in the operation of the Business or are required to fulfill any obligation under any Assigned Contract.

2.2 Excluded Assets. Notwithstanding the provisions of Section 2.1 or anything to the contrary herein, any and all assets, title, rights and interest in, to and under the following assets and interests of the Sellers and their Subsidiaries (collectively, the “Excluded Assets”) shall be retained by the Sellers or their applicable Subsidiary, and Purchaser and its designees shall acquire no right, title or interest in the Excluded Assets in connection with the Transaction:

(a) all (i) cash and cash equivalents (excluding the deposits described in Section 2.1(i) and the cash or cash equivalents, if any, described in Section 2.1(l)), wherever located, including bank balances and bank accounts or safe deposit boxes, monies in the possession of any banks, checks, funds in time and demand deposits, savings and loans or trust companies and similar cash items, (ii) escrow monies and deposits in the possession of landlords and utility companies, and (iii) investment securities and other short- and medium-term investments;

(b) any rights or interest or consideration received by the Sellers or its Affiliates pursuant to, and all rights of the Sellers and its Affiliates under, this Agreement or any Related Document, including the right to receive the Purchase Price and to enforce the Sellers’ rights and remedies thereunder, subject to the terms hereof and thereof;

(c) any (i) Attorney-Client Information arising from communications between the Sellers or their Subsidiaries (including any one or more officers, directors or stockholders), on the one hand, and its counsel, on the other hand, and (ii) claims under any director and officer, errors and omissions, fiduciary and commercial crime insurance policies;

(d) (i) all Tax assets and attributes related to the Income Taxes of the Sellers and their Subsidiaries and (ii) all rights to refunds or credits attributable to Taxes that are Excluded Liabilities or otherwise paid by or on behalf of Sellers or their Affiliates;

(e) the Excluded Books and Records;

(f) all cash in Sellers’ adequate assurance account relating to utilities under Section 366 of the Bankruptcy Code;

(g) any and all proceeds relating to any and all bonds, letters of credit, guarantees or other security provided by the Sellers;

(h) any assets not otherwise designated as Transferred Assets or from time to time designated by the Parties as Excluded Assets;

(i) the Avoidance Actions;

(j) any capital stock, shares, warrants, stock options, membership interests, partnership interests, units, or other equity or equity-linked securities of the Sellers or of any other Person;

(k) all Intellectual Property owned by the Sellers or any of their Affiliates, other than the Transferred Intellectual Property;

(l) any prepayments and good faith and other deposits submitted by any third party in connection with the sale of the Other Business;

(m) all of the Sellers’ and their Subsidiaries’ rights, claims or causes of action against third parties relating to the assets, properties, business or operations of the Sellers or their Subsidiaries (including all guaranties, warranties, indemnities and similar rights in favor of the Sellers or any of their Affiliates), in each case, whether arising by way of counterclaim or otherwise, and whether arising out of transactions occurring prior to, on or after the Closing Date;

(n) all Seller Benefit Plans and trusts and other assets attributable thereto;

(o) and all other assets listed on Schedule 2.2(o); and

(p) all prepaid expenses, claims, deposits, prepayments, refunds, causes of action, demands, actions, suits, rights of recovery, rights under guarantees, warranties (express or implied), indemnities and all similar rights against third parties, rights of setoff and rights of recoupment, in each case, to the extent primarily related to or exclusively used in or held for use for the Excluded Assets listed in clauses (a) through (o) above.

Notwithstanding anything to the contrary contained in this Agreement or any of the other Related Documents, Purchaser acknowledges and agrees that all of the following are also Excluded Assets, and all right, title and interest in and to all Excluded Assets shall be retained by the Sellers and shall remain the property of the Sellers (and shall expressly be excluded from the sale, transfer, assignment and conveyance to Purchaser hereunder), and neither Purchaser nor any of its Affiliates shall have any interest therein: (x) all records and reports prepared or received by the Sellers or any of their Affiliates in connection with the sale of the Business and the Transactions, including all analyses relating to the Business or Purchaser so prepared or received; and (y) all confidentiality agreements with prospective purchasers of the Business or any portion thereof and all bids and expressions of interest received from third parties with respect thereto.

2.3 Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, Purchaser shall, effective as of the Closing, assume and agree to pay, discharge and perform in accordance with their terms, the following Liabilities of the Sellers and their Subsidiaries as the same shall exist on the Closing Date and irrespective whether the same shall arise prior to, on or after the Closing Date (the “Assumed Liabilities”):

(a) all Liabilities (other than Taxes) arising under the Designated US Contracts, incurred or arising exclusively after the Closing plus the Determined Cure Costs;

(b) all Liabilities (other than Taxes) arising under the International Assigned Contracts, whether incurred or arising prior to, at or after the Closing;

(c) (i) all Transfer Taxes for which Purchaser is liable pursuant to Section 2.9, (ii) all VAT for which Purchaser is liable pursuant to Section 7.3(h), and (iii) all Asset Taxes for which Purchaser is liable pursuant to Section 7.3(c); and

(d) all other Liabilities that are listed on Schedule 2.3(d).

2.4 Excluded Liabilities. Notwithstanding Section 2.3, Purchaser will not assume or be liable for any of the Liabilities of the Sellers and their Subsidiaries, except for the Assumed Liabilities (all such liabilities not being assumed herein referred to as the “Excluded Liabilities”), including:

(a) all obligations for outstanding indebtedness for borrowed money of the Sellers or any of their Affiliates;

(b) (i) all Liabilities relating to income Taxes imposed on the Sellers or any of their Affiliates (or for which the Sellers or any of their Affiliates may otherwise be liable), including as a transferee, successor, or by contract, without regard to whether such Taxes relate to periods (or portions thereof) ending on or prior to the Closing Date, (ii) all Asset Taxes for which the Sellers are liable pursuant to Section 7.3(c), (iii) all Transfer Taxes for which the Sellers are liable pursuant to Section 2.9, (iv) all VAT for which Sellers are liable pursuant to Section 7.3(h), and (v) all Liabilities of the Sellers or any of their Affiliates relating to the payment for the income Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of applicable Law);

(c) all Liabilities arising out of, relating to or resulting from any Seller Benefit Plan, whenever incurred;

(d) all Liabilities arising out of or related to the Business or Transferred Assets that were incurred, arose, or relate to the Business or Transferred Assets prior to the Closing Date, except to the extent such Liabilities are expressly assumed under Section 2.3;

(e) Liabilities incurred for earned but unused paid time-off benefits as of the Closing;

(f) Liabilities arising out of or relating to any action, charge, claim (including any cross-claim or counter-claim), suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit examination or investigation;

(g) all Liabilities, whether accruing before, on or after the Closing Date, (A) relating in any way to the environment, natural resources, or human health and safety, or arising under Environmental Laws in connection with the ownership or operation of the Business (including the Transferred Assets) on or before the Closing Date, including those related to (x) the Release or threatened Release of, or exposure to, a Hazardous Substance at, on, under, to or from any Leased Real Property occurring or existing on or before the Closing Date (including, for the avoidance of doubt, any off-site migration of Hazardous Substances), (y) any non-compliance with or violation of any Environmental Law on or before the Closing Date, or (z) any disposal, transportation or arrangement for transportation or disposal prior to Closing of any Hazardous Substance sent to any third party property for treatment, storage, recycling, incineration or disposal, or (B) relating to the use, application, malfunction, defect, design, operation, performance or suitability of any product of the Business sold or distributed prior to the Closing by, or service of the Business rendered prior to the Closing by or on behalf of, the Sellers or any of their Subsidiaries to any Person (including any products for which a current or future owner or operator of the Transferred Assets or the Business may be alleged to be responsible as a matter of Law, contract or otherwise);

(h) all Liabilities arising out of, relating to or resulting from the employment or engagement or termination of employment or engagement of any current or former employees or individual service providers, contractors or consultants of the Sellers or their Subsidiaries incurred prior to Closing;

(i) all Liabilities arising out of, relating to or resulting from the Excluded Assets; and

(j) all other Liabilities listed on Schedule 2.4(j).

2.5 Nontransferable Assets and Liabilities. Notwithstanding anything herein to the contrary, this Agreement shall not constitute an agreement to sell, convey, assign, sublease or transfer any Transferred Asset if any attempted sale, conveyance, assignment, sublease or transfer of such asset, without the Consent of a third party (including a Governmental Authority) (after giving effect to the Sale Order or any other applicable Order of the Bankruptcy Court that effects such transfer without any required Consents) to such transfer, would constitute a breach by Sellers or Purchaser with respect to such Transferred Asset (each, a “Non-Transferred Asset”). In the event the Transferred Assets include one or more Non-Transferred Assets, Sellers shall use their reasonable best efforts to obtain any consent necessary to sell, convey, assign, sublease or assign each such Non-Transferred Assets to Purchaser as soon as possible after the Closing Date. Notwithstanding the foregoing, at Purchaser’s election, (i) any Non-Transferred Assets shall be an Excluded Asset and Purchaser shall have no obligation with respect to any such Non-Transferred Assets or any liability with respect thereto, or (ii) Sellers shall use their reasonable best efforts to obtain for Purchaser substantially all of the practical benefits and burdens of such property or rights of the Non-Transferred Assets (in which case Purchaser shall (x) reasonably assist Sellers in the performance of such Non-Transferred Assets and (y) shall pay or satisfy any liabilities associated with such Non-Transferred Assets to the extent Purchaser would have been responsible for such liabilities if consent under the Non-Transferred Assets had been obtained), including by (1) entering into appropriate and reasonable alternative arrangements on terms mutually agreeable to Purchaser and Sellers and (2) subject to the consent and control of Purchaser, enforcing, at the cost and for the account of Purchaser (and at the direction of Purchaser), any and all rights of Sellers against the third party thereto arising out of the breach or cancellation thereof by such other party or otherwise.

2.6 Closing. The closing of the Transactions (the “Closing”) will take place remotely by electronic exchange of documents on the date (the “Closing Date”) on which all of the conditions set forth in Article 8 (excluding conditions that, by their terms, are to be satisfied at the Closing, but subject to the satisfaction or waiver of all such conditions at the Closing), have been satisfied or waived by the Party entitled the benefit of the same, unless another time or date is agreed to in writing by the Parties. Except as otherwise set forth herein, all proceedings to be taken and all documents to be executed and delivered by all Parties at the Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

2.7 Closing Deliveries of the Parties. At or prior to the Closing:

(a) Purchaser and the Sellers shall execute and deliver the Bill of Sale and Assignment and Assumption Agreement and the IP Assignment Agreement;

(b) Purchaser shall deliver, or cause to be delivered, to the Casa Seller or the applicable Person each of the following:

(i) a certificate, dated as of the Closing Date, executed by or on behalf of Purchaser as to the satisfaction of the conditions set forth in Section 8.3(a) and Section 8.3(b);

(ii) payment of the closing payments set forth in Section 2.8 and payment or reservation of the Determined Cure Costs as set forth in Section 5.2(c);

(iii) a duly executed counterpart to each of the Related Documents; and

(iv) such other instruments of assumption and other instruments or documents, including bills of sale and/or assignment and assumption agreements, in form and substance reasonably acceptable to the Casa Seller, as may be necessary to effect Purchaser’s assumption of the Assumed Liabilities and the assignment of any Transferred Assets in accordance with the requirements of applicable Law and this Agreement, in each case duly executed by Purchaser.

(c) the Sellers shall deliver, or cause to be delivered, to Purchaser or the applicable Person each of the following:

(i) a certificate, dated as of the Closing Date, executed by or on behalf of the Sellers as to the satisfaction of the conditions set forth in Section 8.2(a) and Section 8.2(b);

(ii) an IRS Form W-9 duly completed and executed by the Casa Seller;

(iii) a copy of the Sale Order as entered by the Bankruptcy Court, vesting the Transferred Assets of the Casa Seller in Purchaser Free and Clear;

(iv) a duly executed counterpart to each of the Related Documents;

(v) a schedule of Cure Costs; and

(vi) such other instruments of assumption and other instruments or documents, including bills of sale and/or assignment and assumption agreements and the Intellectual Property assignments, in form and substance reasonably acceptable to Purchaser, as may be necessary for the effective assignment of any Transferred Assets to Purchaser and the recordation of the assignments, in accordance with the requirements of applicable Law and this Agreement, in each case duly executed by the Sellers.

2.8 Purchase Price; Assumed Liabilities; Deposits.

(a) At the Closing, upon the terms and subject to the conditions set forth herein, in full consideration for the sale, transfer, conveyance, assignment and delivery of the Transferred Assets to Purchaser, Purchaser shall pay to the Casa Seller an aggregate purchase price equal to (i) the Base Amount, minus (ii) the Deposit Escrow Amount and the Deposit Escrow Amount shall be released to the Casa Seller by the Escrow Agent pursuant to Section 2.8(c) minus (iii) an amount equal to the Sellers’ pro rata share of the Determined Cure Costs for the Invoice #269385, dated 12/28/23, issued to Casa Seller by Spirent Communications Inc. based upon the number of days elapsed in 2024 as of the Closing (the “Purchase Price”), by irrevocable wire transfer of immediately available funds in accordance with payment instructions delivered by the Casa Seller to Purchaser prior to the Closing.

(b) At the Closing, on the terms and subject to the conditions set forth in this Agreement, Purchaser will assume and become responsible for the Assumed Liabilities. Purchaser agrees to pay, perform, honor, and discharge, or cause to be paid, performed, honored and discharged, all Assumed Liabilities in a timely manner in accordance with the terms hereof, including paying or causing to be paid, all Determined Cure Costs in accordance with the terms of the Sale Order and any other orders of the Bankruptcy Court.

(c) Within five (5) Business Days of the execution of this Agreement, Purchaser shall deposit (or cause to be deposited) an aggregate amount equal to the Deposit Escrow Amount into the Deposit Escrow Account to be established and maintained by Escrow Agent pursuant to the Escrow Agreement. The Deposit Escrow Amount shall be distributed as follows:

(i) if the Closing occurs, (A) the Casa Seller and Purchaser shall deliver a joint written instruction to the Escrow Agent in accordance with the Escrow Agreement instructing the Escrow Agent to release from the Deposit Escrow Account the entire Deposit Escrow Amount to the Casa Seller, by irrevocable wire transfer of immediately available funds, to an account designated by the Casa Seller to the Escrow Agent, and (B) the Deposit Escrow Amount shall be delivered to the Casa Seller at Closing and credited against the amount required to be paid by Purchaser to the Casa Seller at Closing in accordance with Section 2.8(a);

(ii) if this Agreement is validly terminated for any reason in accordance with the terms of this Agreement by the Casa Seller pursuant to Section 9.1(d), (A) the Casa Seller and Purchaser shall deliver a joint written instruction to the Escrow Agent in accordance with the Escrow Agreement instructing the Escrow Agent to release from the Deposit Escrow Account the entire Deposit Escrow Amount to the Casa Seller, by irrevocable wire transfer of immediately available funds, to an account designated by the Casa Seller to the Escrow Agent and (B) the Deposit Escrow Amount, which shall constitute liquidated damages (and not a penalty), shall be delivered to the Casa Seller within two (2) Business Days following delivery of such joint written instruction; or

(iii) if this Agreement is validly terminated for any reason in accordance with the terms of this Agreement other than by the Casa Seller pursuant to Section 9.1(d), (A) the Casa Seller and Purchaser shall deliver a joint written instruction to the Escrow Agent in accordance with the Escrow Agreement instructing the Escrow Agent to release from the Deposit Escrow Account the entire Deposit Escrow Amount to Purchaser, by irrevocable wire transfer of immediately available funds, to an account designated by Purchaser to the Escrow Agent, and (B) the Deposit Escrow Amount shall be delivered to Purchaser within two (2) Business Days following delivery of such joint written instruction.

Any issue regarding the entitlement to the Deposit Escrow Amount shall be determined by the Bankruptcy Court, and Purchaser consents to the jurisdiction of the Bankruptcy Court for any issue related to this Agreement.

2.9 Transfer Taxes. It is the intention of the Purchaser and the Sellers that the Transactions be exempt from all transfer, documentary, sales, use, excise, stock transfer, stamp, recording, registration and other similar taxes (excluding VAT), levies, duties and fees (including any penalties, fines and interest), together with any conveyance fees, recording charges and other similar fees and charges, incurred in connection with this Agreement and the Transactions (collectively, “Transfer Taxes”) pursuant to Section 1146(a) of the Bankruptcy Code. Purchaser and the Sellers shall cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any Transfer Taxes due with respect to the Transactions. In the event any Transfer Taxes are required to be paid with respect to the Transactions, the Sellers, on the one hand, and Purchaser, on the other hand, shall each be responsible and liable for fifty percent (50%) of such Transfer Taxes and shall indemnify, defend and hold harmless the other party against such portion of Transfer Taxes. The Party responsible under applicable Law for filing the Tax Returns with respect to such Transfer Taxes, at such Party’s sole expense, shall prepare and timely file such Tax Returns and promptly provide a copy of such Tax Return to the other Party. The Sellers and Purchaser shall, and shall cause their respective Affiliates to, cooperate to timely prepare and file any Tax Returns or other filings relating to such Transfer Taxes. At least three (3) Business Days before the due date for the payment of any Transfer Tax, the Party that is not responsible for paying the Transfer Tax shall wire in immediately available funds its share of such Transfer Taxes to the other Party to ensure timely payment.

2.10 Allocation of Purchase Price. The Purchase Price, Assumed Liabilities, and any other items that are treated as consideration paid by Purchaser for applicable tax purposes (collectively, the “Tax Consideration”) shall be allocated (i) by country and (ii) then among the Transferred Assets acquired in each jurisdiction in accordance with the methodology set forth on Schedule 2.10 and following the procedures of this Section 2.10 (the “Allocation Methodology”), which shall be considered consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder. Reasonably promptly after the Closing Date, but no later than 45 days thereafter, Purchaser shall deliver to the Casa Seller a draft allocation setting forth Purchaser’s proposed allocation of the Tax Consideration among the Transferred Assets in accordance with the Allocation Methodology (the “Allocation Statement”). Notwithstanding anything in this Agreement to the contrary, the Parties agree that the Allocation Statement (and computation of the allocation of the Tax Consideration among the Transferred Assets) shall be consistent with the Allocation Methodology. The Casa Seller will have 15 days following delivery of the Allocation Statement during which to notify Purchaser in writing (an “Allocation Notice of Objection”) of any objections to the Allocation Statement, setting forth in reasonable detail the basis of its objections. If the Casa Seller timely submits an Allocation Notice of Objection, then for 15 days after the date that Purchaser receives the Allocation Notice of Objection, Purchaser and the Casa Seller will use their commercially reasonable efforts to agree on the Allocation Statement in good faith; provided that, if the Casa Seller does not deliver an Allocation Notice of Objection within 15 days of delivery of the Allocation Statement by Purchaser, the Allocation Statement delivered by Purchaser shall be final. If the Parties fail to agree within such 15-day period, the disputed items will be submitted to an independent, nationally recognized accounting firm mutually agreeable to the Parties, which firm will be instructed to (i) use commercially reasonable efforts to complete its work within 45 days following its engagement and (ii) decide all disputed items in accordance with this Section 2.10. The allocations determined by such accounting firm (or those on the Allocation Statement prepared by Purchaser to the extent the Casa Seller fails to deliver an Allocation Notice of Objection in accordance with this Section 2.10) will be conclusive and binding on all Parties. In the event the accounting firm is unable to render a decision prior to the due date for any applicable Tax Return (taking into account valid extensions), Purchaser and the Casa Seller agree to file such Tax Return using the Allocation Statement proposed by Purchaser and to amend any such Tax Return as necessary to reflect the accounting firm’s determination. The fees and expenses of such accounting firm will be split evenly between the Parties. The Parties shall file all applicable Tax Returns consistent with the Allocation Statement as finalized pursuant to this Section 2.10.

2.11 Escrow Account. At the Closing, the Deposit Escrow Amount shall be used to satisfy a portion of the payment obligations of Purchaser pursuant to Section 2.8(c), otherwise the Deposit Escrow Amount shall be released to Purchaser or the Casa Seller pursuant to Section 2.8(c). Any fees owed to the Escrow Agent and obligations under the Escrow Agreement shall be borne by Purchaser. The Deposit Escrow Amount shall not be subject to any Lien, attachment, trustee process or any other judicial process of any creditor of any Party and shall be held and disbursed solely for the purposes of and in accordance with the terms of this Agreement and the Escrow Agreement, and the Deposit Escrow Amount is not property of the bankruptcy estates of any of the Casa Seller or its debtor Affiliates.

2.12 Withholding. Purchaser and its Affiliates shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any payment made pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to such payment under the Code or any other provision of applicable Law; provided, that Purchaser and its Affiliates shall use commercially reasonable efforts to provide notice of any such intent by them to deduct or withhold (other than in respect of payments that are compensatory in nature) to the Casa Seller at least five (5) Business Days in advance of such deduction or withholding, and Purchaser and its Affiliates shall cooperate in good faith with the Casa Seller and its Affiliates to reduce or eliminate any such deduction or withholding. To the extent that such amounts are paid to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except (i) as disclosed in a document herewith delivered by the Sellers to Purchaser, the Sellers hereby make the representations and warranties contained in this Article 3 to Purchaser.

3.1 Organization, Good Standing and Other Matters. The Sellers and their Subsidiaries are duly organized, validly existing and in good standing under the Laws of their respective jurisdictions of organization. Subject to the necessary authority of the Bankruptcy Court, the Sellers have the requisite corporate power and authority to operate the Business and necessary to own, lease or operate the properties and assets owned, leased or operated by it to carry on the Business as now being conducted including the Transferred Assets, except where the failure to be so duly organized, validly existing and in good standing, or to have such power and authority, would not, individually or in the aggregate, have a Material Adverse Effect. The Sellers and their Subsidiaries are duly qualified to do business as a foreign limited liability company in each jurisdiction in which the nature of the Business as currently conducted by each of them or the property owned or leased by them makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

3.2 Authority and Enforceability. Subject to Bankruptcy Court approval, the Sellers have all requisite power and authority to execute and deliver this Agreement and each of the Related Documents to which it is (or at Closing, will be) a party and to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and each of the Related Documents to which the Sellers is (or at Closing, will be) a party, and the consummation by the Seller of the Transactions, have been duly authorized and approved by all necessary corporate action on the part of the Sellers and are subject to the approval of the Bankruptcy Court. This Agreement has been, and each Related Document will be, at or prior to the Closing, duly executed and delivered by the Sellers and, assuming the due execution and delivery by the other parties hereto or thereto, and subject to the approval of the Bankruptcy Court, constitutes a valid and binding obligation of the Sellers, enforceable against it in accordance with its respective terms, except to the extent that such enforceability may be subject to, and limited by, the Enforceability Exceptions.

3.3 No Conflict; Required Filings and Consents. To the Seller’s Knowledge, except (a) as required by any Antitrust Laws that require the consent, waiver, approval, Order or Permit of, or declaration or filing with, or notification to, any Person or Governmental Authority, (b) such filings as may be required in connection with the Transfer Taxes described in Section 2.9 and VAT described in Section 7.3(h) and (c) as otherwise set forth on Schedule 3.3, the execution and delivery of this Agreement by the Sellers do not and the execution and delivery of the Related Documents by the Sellers will not, and the consummation of the Transactions hereby and thereby will not (i) violate the provisions of the Organizational Documents of the Sellers, (ii) subject to the entry of the Sale Order or any other Order required by the Bankruptcy Court in connection with the Transactions, violate any Law or Order to which the Sellers, the Business and the Transferred Assets are subject, (iii) require the Sellers to obtain any Consent, or give any notice to, or make any filing with, any Governmental Authority on or prior to the Closing Date (except as required by the Bankruptcy Code or the Sale Order), (iv) subject to the entry of the Sale Order or any other Order required by the Bankruptcy Court in connection with the Transactions, result in a breach of or constitute a default (with or without due notice or lapse of time or both), give rise to any right of termination, cancellation or acceleration under, or require the Consent of any third party to, any Potential US Assigned Contract or International Assigned Contract or (v) subject to the entry of the Sale Order or any other Order required by the Bankruptcy Court in connection with the Transactions, result in the imposition or creation of any Lien upon or with respect to any of the assets or properties of the Sellers; excluding from the foregoing clauses (ii) through (v) any Consents, approvals, notices and filings the absence of which, and violations, breaches, defaults, rights of acceleration, cancellation or termination, and Liens, the existence of which would not, individually or in the aggregate, have a Material Adverse Effect.

3.4 Compliance With Laws; Permits.

(a) Except as set forth on Schedule 3.4(a), to the Seller’s Knowledge, (i) the Sellers and their Subsidiaries are currently conducting the Business, and for the past three years, have conducted the Business, in compliance in all material respects with all material Laws and Permits applicable to the Business and Leased Real Property and (ii) the Sellers and their Subsidiaries have not received any written notice in the past three years of any material violations of any material Law applicable to its conduct of the Business that remains unresolved.

(b) Except as set forth on Schedule 3.4(b), to the Seller’s Knowledge, (i) the Sellers and their Subsidiaries possess all material Permits required for the operation of the Business as currently conducted and the Leased Real Property (the “Seller Permits”) and (ii) the Sellers has not received as of the date hereof any written notice of any cancellation, suspension, revocation, invalidation, adverse modification or non-renewal of, or material noncompliance that remains unresolved with, any Permit since the Petition Date.

(c) In the past five years, the Sellers, all of its directors, officers, and, to the Seller’s Knowledge, its employees, agents, representatives or any other Person acting for or on behalf of the Sellers have not directly or indirectly sold, exported, re-exported, transferred, diverted, or otherwise disposed of any goods, services, items, software, technology or technical data, to the extent related to the Business, to any destination, or Person, without obtaining any prior authorization from a Governmental Authority if and to the extent required by applicable export and re-export regulations and controls and trade and economic sanctions Laws.

(d) In the past five years, neither the Sellers nor any of their Subsidiaries, nor any of their directors, officers, employees, or to Seller’s Knowledge, agents, representatives, or consultants has, while acting on behalf of the Sellers or their Subsidiaries, directly or indirectly, (i) offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, authorized the giving of, received or solicited anything of value, including but not limited to cash, checks, wire transfers, tangible and intangible gifts, favors, services, entertainment and travel expenses or other payments to any Government Official (as defined below) or other Persons, in violation of any applicable anti-corruption Laws, including all applicable national and international laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions, or (ii) made any bribe, kickback or illegal political contribution, or (iii) improperly given, offered, promised or authorized the giving of money or anything of value, to any government official or employee (including officials, officers, directors or employees of Governmental Authorities), political party or campaign official, candidate for foreign political office, official or employee of a public international organization, or any other person acting on behalf of any of the foregoing (each, a “Government Official”), for the purpose of (a) improperly influencing an act or decision of such Government Official or improperly inducing such Government Official to use his or her influence or position to affect any act or decision of a Governmental Authority, (b) obtaining an improper business advantage, or (c) improperly obtaining or retaining business, in each case in violation of any applicable anti-corruption Laws.

(e) As related to the Business, the Sellers do not produce, design, test, manufacture, fabricate, or develop any “critical technologies,” as defined by the DPA, and is not otherwise engaged in activities that would make it a “TID U.S. business” as defined in 31 C.F.R. § 800.248.

3.5 Litigation. Except as set forth on Schedule 3.5, there is no, and for the past three (3) years there has been no, Action pending, outstanding or, to the Seller’s Knowledge, threatened in writing, against the Sellers or their Subsidiaries in respect of the Business, whether or not at law or in equity, whether civil or criminal in nature or by or before any arbitrator or before any Governmental Authority nor, to Seller’s Knowledge, are there any investigations relating to the Business pending or, to Seller’s Knowledge threatened in writing by or before any arbitrator or any Governmental Authority, in either case that would individually or in the aggregate, reasonably be expected to be material to the Business or any Transferred Asset or affect the Transferred Assets in any material respect after the entry of the Sale Order, if determined adversely and after taking into effect applicable insurance coverage.

3.6 Real Property; Personal Property.

(a) Neither the Sellers nor any of their Subsidiaries own any real property related to the Business.

(b) Schedule 3.6(b) sets forth a list and description of all real property that is the subject of the Leases with respect to the Business, together with any right, title and interest of the Sellers or their Subsidiaries in and to the property described therein and the leasehold estates created thereby and subject to the terms, conditions, covenants and obligations set forth in the applicable instruments (the “Leased Real Property”). To Seller’s Knowledge, all of the Leases are valid, binding and in full force and effect, and the Sellers have not received any written notice of breach or default under any of the Leases in the past four (4) years.

(c) Schedule 3.6(c) sets forth a list of all leases of tangible assets and other personal property of the Sellers as of the date hereof involving annual payments in excess of $50,000. The Sellers or their Subsidiaries has good and valid title to, or in the case of leased tangible assets and other personal property, a valid leasehold interest in (or other right to use), all of the material tangible assets and other personal property that are necessary for the Sellers to conduct the Business, which shall be sold, in each case, Free and Clear to the maximum extent permitted by Section 363(f) of the Bankruptcy Code. All such material tangible assets and other personal property are in good condition and repair, normal wear and tear excepted.

3.7 Assigned Contracts. With respect to the Potential US Assigned Contracts and International Assigned Contracts, except as set forth on Schedule 3.7, (i) as of the Petition Date, except as a result of, or arising in connection with, (a) the filing of the Bankruptcy Cases and (b) for any payment obligations, the Sellers or their Subsidiaries have not received any written notice of any default or event that (with due notice or lapse of time or both) would constitute a default by the Sellers under Potential US Assigned Contract and International Assigned Contract, other than defaults that have been cured or waived in writing or would not reasonably be expected to have a Material Adverse Effect, (ii) each Potential US Assigned Contract and International Assigned Contract is a legal, valid and binding obligation of the Sellers or their Subsidiaries and, to the Seller’s Knowledge, is in full force and effect (except to the extent subject to, and limited by, the Enforceability Exceptions) and (iii) to the Seller’s Knowledge, no other party to any Potential US Assigned Contract and International Assigned Contract is (with or without the lapse of time or the giving of notice, or both) in material breach of or in material default under any Assigned Contract. The Sellers have made available to Purchaser true, correct and complete copies of each of the Potential US Assigned Contracts and International Assigned Contracts listed on Schedule 3.7, together with all amendments thereto.

3.8 Brokers and Finders. Except as set forth on Schedule 3.8, the Sellers have not, directly or indirectly, entered into any agreement with any Person that would obligate the Sellers to pay any commission, brokerage fee or “finder’s fee” in connection with the Transactions.

3.9 Employee Benefit Plans.

(a) Schedule 3.9(a) lists all Seller Benefit Plans applicable to the Scheduled Employees or under which the Scheduled Employees are eligible to participate, other than (i) any plan, program, or arrangement under which benefits are provided by a Governmental Authority, or (ii) any individual employment agreement, offer letter, or equity award agreement that does not materially differ from the form of employment agreement, offer letter, or equity award agreement used by Sellers or its Affiliates.

(b) Each Seller Benefit Plan (including any related trust) from which a plan of Purchaser will be accepting an “eligible rollover contribution” within the meaning of Section 402 of the Code has been established, administered, funded, invested and maintained in all material respects in accordance with its governing documents, the terms of any collective bargaining agreement and all applicable provisions of ERISA, the Code and other applicable Laws and has either received a favorable determination letter from the IRS or is based on a prototype form of document that has been approved by the IRS. There are no pending Actions by any Governmental Authority involving any such Seller Benefit Plan.

(c) Neither the Sellers nor any ERISA Affiliate thereof has at any time sponsored, contributed to, or been obligated under Title IV of ERISA to contribute to, a “defined benefit plan” (as defined in ERISA Section 3(35)). Neither the Sellers nor any ERISA Affiliate thereof has ever had an “obligation to contribute” (as defined in ERISA Section 4212) to a Multiemployer Plan (as defined in ERISA Section 3(37)). The Sellers have no liability under Title IV of ERISA or Section 412 of the Code either directly or through its ERISA Affiliates.

(d) None of the Seller Benefit Plans provides for any separation, retention, severance, termination, or similar benefits or accelerate any vesting schedule or alter any benefit structure solely as a result of the transactions contemplated hereby that, in each case, would result in any liability to Purchaser.

3.10 Labor and Employment.

(a) During the past three years: (i) the Sellers have complied in all material respects with all applicable Laws governing Employment Matters; (ii) there have been no pending or, to Seller’s Knowledge, threatened Actions against the Sellers relating to any material Employment Matters; and (iii) the Sellers have not received any complaints or allegations of unlawful harassment by or against any employee or independent contractor of the Sellers.

(b) Set forth on Schedule 3.10(b) is a true, complete and accurate list of each employee of the Sellers who primarily provides their services to the Business as of the date hereof and with respect to each such employee (the individuals set forth on Schedule 3.10(b), as such Schedule may be updated in accordance with this Section 3.10(b), the “Scheduled Employees”): (1) his or her employer; (2) date(s) of hire by the Sellers; (3) position and title; (4) work location; (5) current rate of compensation (including bonuses, commissions and incentive compensation, if any); (6) whether such employee is hourly or salaried; (7) whether such employee is exempt or non-exempt for purposes of the Fair Labor Standards Act; (8) whether such employee is on leave from active employment and, if so, the date such employee became inactive, the reason for such inactive status and, if applicable, the anticipated date of return to active employment; (9) whether such employee has remote work status and the location where the remote work is performed; and (10) whether such Scheduled Employee is an Automatic Transfer Employee or an Offer Employee (the “Scheduled Employees Schedule”). From time to time following the date hereof (and not later than ten (10) Business Days prior to the expected Closing Date), to the extent there are modifications, the Sellers shall update the Scheduled Employees Schedule to reflect any changes thereto permitted by this Agreement.

(c) Schedule 3.10(c) sets forth a true, correct and complete listing, as of the date specified therein, of the name of each Person engaged by the Sellers as an independent contractor or consultant and with respect to each such Person as of the date hereof: (1) name (including entity name, if applicable); (2) a brief description of the services being provided; (3) compensation rate and frequency; (4) duration of retention; (5) the location (state) in which the services are being provided; and (6) whether such Person has entered into a written Contract regarding his or her contractor engagement.

(d) The employment of each employee listed on Schedule 3.10(b) and the engagement of each independent contractor or consultant listed on Schedule 3.10(c) in each case located in the United States is terminable at will, without any penalty, liability or severance obligation incurred by Seller. To the extent any employee listed on Schedule 3.10(b) or any independent contractor listed on Schedule 3.10(c) (for the avoidance of doubt, in each case whether or not located in the United States) has entered into a written Contract with any Seller, such Contract does not materially deviate from the form Contracts Sellers have made available to Purchaser.

(e) During the past three years, the Sellers have not effectuated (i) a “plant closing” (as defined either in the Worker Adjustment and Retraining Notification Act or by a similar applicable state law (collectively, the “WARN Acts”)), (ii) a “mass layoff” (as defined in the WARN Acts), or (iii) any other event that would trigger any notice, reporting, or severance requirements under the WARN Acts. Except as set forth on Schedule 3.10(e), none of the Sellers’

employees has suffered an “employment loss” (as defined in the WARN Acts) within the ninety (90) days preceding the date hereof. Between five (5) and ten (10) Business Days prior to the Closing Date, the Sellers will update the information provided in Schedule 3.10(e) and deliver such update to Purchaser. Notwithstanding the foregoing, the Sellers shall issue conditional WARN Acts notice in connection with the Transactions.

(f) To Seller’s Knowledge, no current or former employee of the Sellers is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, nonsolicitation agreement, restrictive covenant or other obligation owed to the Sellers.

3.11 Intellectual Property.

(a) Schedule 3.11(a) lists each item of Transferred Intellectual Property that is registered, issued or subject to a pending application for registration or issuance before any Governmental Authority or internet domain name registrar, and includes, where applicable, the jurisdiction, owner name (record and beneficial), issuance, registration number and date, and application number and date. All registrations that are required to be set forth on Schedule 3.11(a) are valid, subsisting and enforceable in all material respects, and all applications for registrations that are required to be set forth on Schedule 3.11(a) are pending and in good standing. There has not been any act or omission by or on behalf of the Sellers that has had any adverse effect, or could have an adverse effect, on the validity or enforceability of any material Transferred Intellectual Property set forth on Schedule 3.11(a). Except as stated on Schedule 3.11(a), all required filings and fees related to the registered Intellectual Property contained in the Transferred Intellectual Property have been timely submitted with and paid to the relevant Governmental Authority and authorized registrars.

(b) Schedule 3.11(b) sets forth a complete and accurate list of all Intellectual Property (whether registered or unregistered) that is material to the Business and is owned or controlled by Seller or its Subsidiaries and used or held for use in the Business or is required to fulfill any obligation under any Assigned Contract, in each case, other than Off-the-Shelf Software. Subject to Section 2.5, all Transferred Intellectual Property and material Intellectual Property licensed by the Sellers or their Subsidiaries and that is used or held for use in the Business or is required to fulfill any obligation under any Assigned Contract pursuant to a Potential US Assigned Contract or an International Assigned Contract will be owned and available for use, and if not owned by the Sellers or their Subsidiaries, available for use under a license contained in the Potential US Assigned Contracts or International Assigned Contracts, by the Purchaser immediately after the Closing Date on terms and conditions identical, in all material respects, to those under which the Sellers or their Subsidiaries owned and used, and if not owned, used such Intellectual Property immediately prior to the Closing Date.

(c) Except as identified on Schedule 3.11(c), and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) to Seller’s Knowledge, the conduct of the Business by the Sellers or their Subsidiaries as previously conducted during the past three (3) years or currently conducted and the Transferred Intellectual Property, does not infringe, misappropriate or otherwise violate any Person’s Intellectual Property rights, and no such claims are pending or threatened in writing against the Sellers or their Subsidiaries, and (ii) to Seller’s Knowledge, no Person is infringing or otherwise violating any Transferred Intellectual Property, and no such claims are pending or threatened in writing against any Person by the Sellers or their Subsidiaries.

(d) Except as identified on Schedule 3.11(d), the Transferred Intellectual Property constitutes all of the material Intellectual Property owned by the Sellers or their Subsidiaries that is used in (or held for use in), or necessary for, the conduct of the Business as currently conducted, and shall be owned and available for use by Purchaser immediately after the Closing Date on terms and conditions identical, in all material respects, to those under which the Sellers or their Subsidiaries owned or used (or held for use) such Intellectual Property immediately prior to the Closing Date.

(e) Except as identified on Schedule 3.11(e), no Public Software is incorporated into, combined with, linked with, distributed with, provided to any Person as a service, provided via a network as a service or application, or otherwise made available, with any material Software contained in the Transferred Intellectual Property. The material Software contained in the Transferred Intellectual Property has not used any Public Software in a manner that does, will, or would reasonably be expected to, require the (A) disclosure or distribution of any Software contained in the Transferred Intellectual Property (in whole or in part) in source code form; (B) license or other provision of any Software contained in the Transferred Intellectual Property (in whole or in part) on a royalty-free basis; or (C) grant of any license, non-assertion covenant, or other rights under any Transferred Intellectual Property or rights to modify, make derivative works based on, decompile, disassemble, or reverse engineer any Software contained in the Transferred Intellectual Property (in whole or in part).

(f) To the Seller’s Knowledge, no Software contained in the Transferred Intellectual Property contains (i) any “time bomb,” “Trojan horse,” “back door,” “worm,” virus, malware, spyware, or other device or code (“Malicious Code”) designed or intended to (A) disrupt, disable, harm, or otherwise impair the normal and authorized operation of, or provide unauthorized access to, any computer system, hardware, firmware, network, or device on which any Software is installed, stored, or used; or (B) damage, destroy, or prevent the access to or use of any data or file without the user’s consent (except, for the avoidance of doubt, license keys and other code intended to limit access to or use of such Software to an authorized user); or (ii) any computer code intentionally designed to disrupt, disable, or harm in any manner the operation of any Software or hardware or to allow a third party to have access to the user’s computer or network without such user’s authority (“Virus”). The Sellers have taken commercially reasonable steps to ensure that the Software does not contain any Malicious Code or Virus, and to prevent the introduction of Malicious Code or a Virus into the Software.

(g) In each case in which any of the Transferred Intellectual Property was acquired by the Sellers from any Person, the Sellers have obtained a legal, valid and binding written assignment that is in full force and effect (except to the extent subject to, and limited by, the Enforceability Exceptions) and is sufficient to transfer all right, title and interest in and to the corresponding Intellectual Property to the Sellers.

(h) The Sellers have taken commercially reasonable steps to protect its rights in the confidential information, trade secrets and know how contained in the Transferred Intellectual Property.

(i) The Sellers have a complete and correct copy of the source code for all Software contained in the Transferred Intellectual Property, including the current version of all such source code. Except as set forth on Schedule 3.11(i), the Sellers have not disclosed, delivered, licensed or otherwise made available, and does not have a duty or obligation (whether present, contingent, or otherwise) to disclose, deliver, license or otherwise make available, any source code for any Software contained in the Transferred Intellectual Property, to any escrow agent or any other Person, other than an employee, independent contractor, or consultant of the Sellers pursuant to a legal, valid and binding written agreement that is in full force and effect (except to the extent subject to, and limited by, the Enforceability Exceptions), prohibiting use or disclosure except in the performance of services primarily related to the Software contained in the Transferred Intellectual Property. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) has resulted in, or will or could reasonably be expected to, nor will the execution of this Agreement or the consummation of the transactions contemplated herein, result in the disclosure or release of such source code by the Sellers or escrow agent(s) or any other Person to any third party.

(j) To Seller’s Knowledge, there has been no unauthorized theft, reverse engineering, decompiling, disassembling or other unauthorized disclosure of or access to, any source code for any material Software contained in the Transferred Intellectual Property.

3.12 Data Protection and Privacy.

(a) For the past three (3) years, with respect to the Business, (i) the Sellers materially comply and have complied with applicable Data Protection Laws and Data Protection Requirements; (ii) to Seller’s Knowledge, the Sellers have not suffered or experienced any Security Breach; (iii) to Seller’s Knowledge, no Personal Information held or Processed by Third-Party Processors has been subject to any Security Breach; (iv) the Sellers, to Seller’s Knowledge and with respect to the Processing of Personal Information, any of their Third Party Processors have not been notified, and there have been no facts or circumstances that applicable Data Protection Requirements would require the Sellers to notify, any Governmental Authority or other Person of any Security Breach; and (v) to Seller’s Knowledge, the Sellers have not received written notice or allegation from, or been subject to any Action from, any Person or Governmental Authority alleging noncompliance with Data Protection Requirements.

(b) The Sellers have obtained all consents required in all material respects under applicable Data Protection Policies and Sellers’ applicable obligations under Contracts for their collection, use, disclosure, or other Processing of Personal Information in connection with the conduct of the Business. To Seller’s Knowledge, neither the execution, delivery nor performance of this Agreement or any of the Related Documents will (x) violate, in any material respects, any Data Protection Requirements, or (y) require, under applicable Data Protection Requirements, the consent of, or notice to, any Person concerning a transfer of Personal Information to the Purchasers or the Purchaser’s Processing of Personal Information as contemplated in the Transaction.

(c) With respect to the Business, the Sellers have commercially reasonable measures designed to assess its information security program, and promptly remediated and addressed any and all high or critical risk vulnerabilities relating to the Sellers’ implementation of commercially reasonable safeguards, including administrative, physical and technical safeguards, designed to protect its information security program.

3.13 Tax Matters.

(a) All Tax Returns with respect to the Business and the Transferred Assets required to be filed by the Sellers have been timely filed, and all such Tax Returns are true, complete, and correct in all material respects. Sellers have timely paid, collected or withheld, or made adequate provision in the financial statements for, all material Taxes (whether or not shown as due and owing by it on any Tax Return), except for Taxes the nonpayment of which is permitted under the Bankruptcy Code.

(b) There are no Liens (other than Permitted Liens) with respect to Taxes on any of the Transferred Assets.

(c) No federal, state, local, or non-U.S. tax audits or administrative or judicial tax proceedings are pending or being conducted with respect to the Business or the Transferred Assets. The Sellers have not received from any federal, state, local, or non-U.S. taxing authority (including jurisdictions where Tax Returns have not been filed by the Sellers) any written notice indicating an intent to open an audit or other review or written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Sellers that has not been fully resolved, in each case with respect to the Business or the Transferred Assets.

(d) The Sellers have not entered into an agreement or waiver extending any statute of limitation with respect to the payment or collection of any Taxes relating to the Business or Transferred Assets.

(e) The Sellers are not currently the beneficiary of any extension of time within which to file any Tax Return relating to the Business or Transferred Assets.

3.14 [Reserved].

3.15 Customers and Suppliers. Schedule 3.14 sets forth the (a) top 10 customers, (b) top 10 suppliers, and (c) annual sales volumes of the top 10 customers (in each case in respect of the Business and determined on the basis of revenues from or payments to any such Person for the fiscal year ended December 31, 2023). With respect to each such customer, since December 31, 2023 such customer has not terminated or materially decreased (whether or not permitted by the applicable Contract) its relationship with any Seller with respect to the Business.

3.16 Sufficiency of Assets. The Transferred Assets and the rights as of immediately following the Closing under this Agreement and the Related Documents will include all assets and rights reasonably necessary for Purchaser to operate and conduct the Business immediately following the Closing in all material respects as currently operated and conducted, except as related to the Excluded Assets. Except as would not be material to the Business, all tangible personal property of the Sellers included in the Transferred Assets is in good working order and condition, ordinary wear and tear excepted.

3.16 Related Party Matters. Except for Contracts relating to ordinary course arms’ length commercial or employment relationships, Sellers are not a party to any Contract or other agreement or arrangement with any Related Party of the Seller. No Related Party of the Sellers (a) owns or has owned any interest in or any real property or asset constituting a Transferred Asset or used in the Business, (b) provides or has provided goods or services to, or receives goods or services from, the Sellers or the Business or (c) has initiated or, to the Seller’s Knowledge, threatened to bring any Action against the Sellers or the Business, in each case, in the past three years.

3.17 No Other Representations or Warranties. Except for the representations and warranties contained in this Article 3, the Sellers do not, nor do any other Persons on behalf of the Sellers, make any other express or implied representation or warranty with respect to itself, the Business, the Transferred Assets or the Assumed Liabilities, or with respect to any other information provided to Purchaser or its representatives, and the Sellers disclaim any other representations or warranties, whether made by or on behalf of the Sellers or any other Person. The Sellers will not, and no other Persons will, have or be subject to any Liability to Purchaser or any other Person resulting from the distribution to Purchaser, or Purchaser’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Purchaser or its representatives.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as disclosed in a document herewith delivered by Purchaser to the Sellers, Purchaser hereby makes the representations and warranties contained in this Article 4 to the Sellers.

4.1 Organization, Good Standing and Other Matters. Purchaser is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power or other entity power and authority to own its properties and to carry on its business as now being conducted. Purchaser is duly qualified or licensed to conduct its business as currently conducted and is in good standing in each jurisdiction in which the location of the property owned, leased or operated by it or the nature of its business makes such qualification necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, materially impair or delay Purchaser’s ability to consummate the Transactions.

4.2 Authority and Enforceability. Purchaser has all requisite corporate power or other entity power and authority to execute and deliver this Agreement and each of the Related Documents to which it is (or at Closing, will be) a party and to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and each of the Related Documents to which it is (or at Closing, will be) a party, and the consummation of the Transactions, have been duly authorized and approved by its board of directors (or equivalent governing body) and no other action on the part of Purchaser or its stockholders is necessary to authorize the execution, delivery and performance of this Agreement and the Related Documents by Purchaser and the consummation of the Transactions. This

Agreement has been, and each Related Document will be at or prior to Closing, duly executed and delivered by Purchaser and, assuming due execution and delivery by the other parties hereto or thereto, constitutes a valid and binding obligation of Purchaser enforceable against it in accordance with its respective terms, except to the extent that such enforceability may be subject to, and limited by, the Enforceability Exceptions.

4.3 No Conflict: Required Filings and Consents. Except (a) as required by any Antitrust Laws that require the consent, waiver, approval, Order or Permit of, or declaration or filing with, or notification to, any Person or Governmental Authority, (b) such filings as may be required in connection with the Transfer Taxes described in Section 2.9 and VAT described in Section 7.3(h) and (c) as set forth on Schedule 4.3, the execution and delivery of this Agreement and of the Related Documents and the consummation of the Transactions by Purchaser will not (i) violate the provisions of its Organizational Documents, (ii) violate any Law or Order to which it is subject or by which any of its properties or assets are bound, (iii) require it to obtain any Consent, or give any notice to, or make any filing with, any Governmental Authority on or prior to the Closing Date, (iv) result in a material breach of or constitute a default (with or without due notice or lapse of time or both), give rise to any right of termination, cancellation or acceleration under, or require the Consent of any third party to, any material Contract to which it is a party or (v) result in the imposition or creation of any Lien upon or with respect to any of its assets or properties; excluding from the foregoing clauses (ii) through (v) Consents, approvals, notices and filings the absence of which, and violations, breaches, defaults, rights of acceleration, cancellation or termination, and Liens, the existence of which would not, individually or in the aggregate, (A) have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or (B) otherwise prevent, hinder or delay the consummation of the Transactions.

4.4 Financing. Purchaser has, and at the Closing will have, (i) sufficient internal funds (without giving effect to any unfunded financing regardless of whether any such financing is committed) available to pay the Purchase Price in accordance with the terms hereof and any other payments required hereunder and any expenses incurred or required to be paid by Purchaser in connection with the Transactions, and (ii) the resources and capabilities (financial or otherwise) to perform its obligations hereunder and under the Related Documents. Purchaser has not incurred any obligation, commitment, restriction or Liability of any kind, which would impair or adversely affect such resources and capabilities.

4.5 Solvency. Purchaser is not entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors. Immediately after giving effect to all of the Transactions, including the making of the payments contemplated by Section 2.8, and assuming satisfaction of the conditions to Purchaser’s obligation to consummate the Transactions as set forth herein, the accuracy of the representations and warranties of Purchaser set forth herein and the performance by Purchaser of its obligations hereunder in all material respects, Purchaser will be Solvent.

4.6 Litigation. Except as set forth on Schedule 4.6, there is no Action pending or, to Purchaser’s Knowledge, formally threatened in writing against Purchaser or involving any of its properties or assets that would be reasonably be expected to (a) have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or (b) otherwise prevent, hinder or delay the consummation of the Transactions.

4.7 Brokers and Finders. Except as set forth on Schedule 4.7, none of Purchaser or its Affiliates have, directly or indirectly, entered into any agreement with any Person that would obligate the Sellers to pay any commission, brokerage fee or “finder’s fee” in connection with the Transactions.

4.8 Investigation and Agreement by Purchaser; Non-Reliance of Purchaser; No Other Representations and Warranties.

(a) Purchaser acknowledges that it and its representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Business which it and its representatives have desired or requested to review. Purchaser acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning the Sellers, the Business, the Transferred Assets and the Assumed Liabilities.

(b) Except for the specific representations and warranties expressly made by the Sellers in Article 3 as further limited by the specifically bargained-for exclusive remedies as set forth in Article 10, Purchaser acknowledges and agrees that (i) the Sellers are not making and has not made any representation or warranty, expressed or implied, at law or in equity, in respect of the Business, the Transferred Assets, the Assumed Liabilities, or any of its operations, prospects or condition (financial or otherwise), including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any Liabilities, the prospects of the Business, the effectiveness or the success of any operations, or the accuracy or completeness of any confidential information memoranda, documents, projections, material or other information (financial or otherwise) regarding the Business furnished to Purchaser or its representatives or made available to Purchaser and its representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions, or in respect of any other matter or thing whatsoever, and (ii) no officer, director, manager, stockholder, agent, Affiliate, advisor, representative or employee of the Sellers has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in Article 3 and subject to the limited remedies herein provided.

(c) Other than the specific representations and warranties expressly set forth in Article 3 as further limited by the specifically bargained-for exclusive remedies as set forth in Article 10, Purchaser specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Sellers have specifically disclaimed and do hereby specifically disclaim, and shall not have or be subject to any Liability for reliance on any such other representation or warranty made by any Person. Purchaser specifically waives any obligation or duty by the Sellers to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties expressly set forth in Article 3 and disclaim reliance on any information not specifically required to be provided or disclosed pursuant to the specific representations and warranties set forth in Article 3.

(d) Purchaser is acquiring the Business, the Transferred Assets and the Assumed Liabilities subject only to the specific representations and warranties expressly set forth in Article 3 as further limited by the specifically bargained-for exclusive remedies as set forth in Article 10.

4.9 No Other Representations or Warranties. Except for the representations and warranties contained in this Article 4, neither Purchaser nor any other Person on behalf of Purchaser makes any other express or implied representation or warranty with respect to Purchaser or with respect to any other information provided to the Sellers or its representatives, and Purchaser disclaims any other representations or warranties, whether made by Purchaser or any of its Affiliates, officers, directors, employees, agents or representatives. Purchaser acknowledges and agrees that the enforceability of this Agreement against the Sellers is subject to entry of the Sale Order.

ARTICLE 5

BANKRUPTCY COURT MATTERS

5.1 Bankruptcy Court Filings.

(a) The Casa Seller shall use best efforts to pursue the entry by the Bankruptcy Court of the Sale Order, which Sale Order shall provide for the transfer of the Transferred Assets and the Assumed Liabilities to Purchaser free from all successor or transferee Liability to the fullest extent permitted by Section 363 of the Bankruptcy Code. The Casa Seller shall comply (or obtain an Order from the Bankruptcy Court waiving compliance) with all requirements under the applicable provisions of the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, and the Local Bankruptcy Rules for the Bankruptcy Court in obtaining the entry of the Sale Order. Purchaser agrees that it will promptly take such actions as are reasonably requested by the Casa Seller to assist in obtaining entry of the Sale Order, including a finding of adequate assurance of future performance by Purchaser, including by furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Purchaser under this Agreement and demonstrating that Purchaser is a “good faith” purchaser under Section 363(m) of the Bankruptcy Code. In the event the entry of the Sale Order is appealed, the Casa Seller and Purchaser shall use its respective commercially reasonable efforts to defend such appeal.

(b) Casa Seller shall use its commercially reasonable efforts to have the Sale Order entered by the date that is thirty (30) days following the Petition Date.;

(c) Casa Seller shall: (i) file a motion seeking entry of a Conforming Cash Collateral Order by the earlier of: (a) one day after the Petition Date, and (b) 5:00 pm EDT on April 3, 2024; and (ii) obtain entry by the Bankruptcy Court of a Conforming Cash Collateral Order within fifteen (15) days of the Petition Date.

5.2 Assumption of Potential US Assigned Contracts.

(a) Within one (1) Business Day following the Petition Date, the Casa Seller shall file (or cause to be filed) a notice of assumption (the “Assumption Notice”) with the Bankruptcy Court and serve such notice on each counterparty to a Potential US Assigned Contract listed thereon. The Assumption Notice shall identify all Potential US Assigned Contracts that the Casa Seller and Purchaser believe may be assumed and assigned in connection with the sale of the Transferred Assets and set forth a good faith estimate of the amount of Cure Costs applicable to each such Potential US Assigned Contract (and if no Cure Cost is estimated to be applicable with respect to any particular Potential US Assigned Contract, the amount of such Cure Cost designated for such Potential US Assigned Contract shall be “$0.00”). The Casa Seller reserves the right to supplement and/or modify such list of Potential US Assigned Contracts and provide additional notice thereof, as applicable, and to remove a Potential US Assigned Contract from the list of Potential US Assigned Contracts, up to the date of the Sale Hearing.

(b) On or before the date that is one (1) Business Day before the Closing Date, Purchaser shall provide to the Casa Seller a list of those Potential US Assigned Contracts that it elects to have assumed and assigned to Purchaser on the Closing Date (the “Designated US Contracts”). Purchaser shall be entitled to (i) remove certain Potential US Assigned Contracts from the list of Designated US Contracts in its sole discretion or (ii) add certain Potential US Assigned Contracts to the list of Designated US Contracts, subject to the prior written approval of the Casa Seller (not to be unreasonably withheld or delayed), in each case at any time prior to the Sale Hearing by providing the Casa Seller written notice of such removal or written request for such addition, as applicable. In the event that Purchaser adds or removes any of such Potential US Assigned Contracts from such list, the Casa Seller will provide the relevant counterparty notice that the applicable Potential US Assigned Contract is no longer identified or has now been identified as a Designated US Contract in accordance with the Sale Motion. For the avoidance of doubt, only those executory Potential US Assigned Contracts that are identified as Designated US Contracts as of the Closing Date will constitute Assigned Contracts and will be assumed by the Casa Seller and assigned to Purchaser pursuant to the Sale Order. The Casa Seller shall file such motions or pleadings as may be appropriate or necessary to assume and assign the Potential US Assigned Contracts and to determine the amount of the Cure Costs; provided, that nothing herein shall preclude the Casa Seller from filing one or more motion to reject any Contracts that are not Potential US Assigned Contracts as of the Sale Hearing.

(c) Purchaser shall make provision for the payment in cash or reservation of the Determined Cure Costs at Closing in accordance with the Sale Order. With respect to any Determined Cure Costs required to be held in reserve pending resolution of a Cure Cost dispute in accordance with the procedures set forth in the Sale Motion, which resolution may occur after Closing as set forth therein, Purchaser shall make provision for the prompt payment of such amounts upon resolution, in accordance with the Sale Order or any other order of the Bankruptcy Court.

(d) On or prior to the date that is two (2) Business Days prior to the Closing Date, the Casa Seller shall have made available to Purchaser true and complete copies of all Potential US Assigned Contracts identified on the Assumption Notice, or otherwise provided Purchaser with access to such true and complete copies of such Potential US Assigned Contracts.

(e) Notwithstanding any provision in this Agreement to the contrary, from and after the date hereof through the Closing Date, the Casa Seller will not reject or take any action (or fail to take any action that would result in rejection by operation of Law) to reject, withdraw, repudiate or disclaim any Potential US Assigned Contract unless (i) Purchaser has provided its prior written consent or (ii) Purchaser has removed such Potential US Assigned Contract from the list of Designated US Contracts.

ARTICLE 6

PRE-CLOSING COVENANTS

6.1 Conduct of Business. Except (i) as set forth on Schedule 6.1, (ii) as may be approved in writing by Purchaser (which approval will not be unreasonably withheld, delayed or conditioned) or (iii) as is otherwise required by this Agreement, any Potential US Assigned Contract or International Assigned Contract, by applicable Laws or by order of the Bankruptcy Court, from the date hereof through the earlier of the Closing Date or the termination of this Agreement in accordance with its terms:

(a) The Sellers shall:

(i) use its commercially reasonable efforts to carry on the Business in all material respects in the ordinary course of business as it is currently conducted and has been historically conducted;

(ii) use commercially reasonable efforts to maintain, preserve and protect (A) the Transferred Assets in the condition in which they exist on the date hereof, except for ordinary wear and tear and except for replacements, modifications or maintenance in the ordinary course of business, (B) the Business and its relationships with material customers, vendors, suppliers and other business partners, and (C) the accounts receivable reflected on Schedule 6.1(a)(ii);

(iii) maintain its books, accounts and records in respect of the Business in the ordinary course of business;

(iv) use commercially reasonable efforts to maintain in full force and effect, without modification, all insurance policies;

(v) (A) comply in all material respects with all Laws applicable to it or having jurisdiction over the Business or any Transferred Asset, (B) comply in all material respects with contractual obligations applicable to or binding upon it pursuant to any Contracts (other than those obligations the compliance with which is excused by the Bankruptcy Court), (C) comply in all material respects with contractual obligations applicable to or binding upon it pursuant to any Lease and not materially change, amend or otherwise modify or terminate any Lease;

(vi) maintain in full force and effect all material permits and comply in all material respects with the terms of each such permit;

(vii) to the extent Seller receives cash or other proceeds arising from any of the invoices or other rights to payment identified in Schedule 2.1(l), set aside and hold the same for delivery to Purchaser at Closing; and

(viii) take all steps reasonably necessary to maintain the material Owned Intellectual Property that constitutes a Transferred Asset.

(b) The Sellers shall not:

(i) sell, assign, transfer, convey, license, encumber, abandon, cancel, allow to expire or lapse, or otherwise dispose of any material asset or property constituting Transferred Assets other than, in each case, in the ordinary course of business or for the purpose of disposing of obsolete or worthless assets (and with respect to Transferred Intellectual Property, solely grant non-exclusive licenses in the ordinary course of business);

(ii) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of any business or any corporation, partnership or other business organization or otherwise acquire any assets (except inventory), that as of the Closing would constitute Transferred Assets, except for the acquisition of assets in the ordinary course of business;

(iii) change its present accounting methods or principles in any material respect, except as required by GAAP or applicable Law;

(iv) enter into any Contract related to the Business with an aggregate annual value in excess of $250,000;

(v) enter into any Contract providing for the escrow or disclosure of the Business’s source code or the release of such source code;

(vi) make or change any material tax election, adopt or change any tax accounting method, file any amended Tax Return, file any Tax Return that is inconsistent with past practice, enter into any agreement with a taxing authority (including any closing agreement), settle any tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment other than in the ordinary course of business or surrender any right to claim a refund of a material Tax, in each case, other than as required by the Code or applicable Law, and in each case that could have an effect on the amount of Taxes due from the Business or due with respect to the Transferred Assets, in each case, for a taxable period (or portion thereof) beginning after the Closing Date;

(vii) create any new Lien (other than a Permitted Lien) on or affecting the Transferred Assets;

(viii) except as ordered by the Bankruptcy Court, if applicable, materially change, amend, modify or terminate any Potential US Assigned Contract or International Assigned Contract;

(ix) enter into any agreement or commitment with any Affiliate of the Sellers that would be a Transferred Asset;

(x) cancel any material debts (other than intercompany arrangements) or waive any material claims or rights which would be Transferred Assets;

(xi) accelerate any payments from its customers; and

(xii) other than in accordance with the Sellers’ ordinary course of business, terminate or hire any employee of any Seller with annual base compensation in excess of $100,000 or increase the annual level of total compensation of any employees of the Business in an amount exceeding $10,000 (including non-cash incentives).

(c) Notwithstanding anything to the contrary, nothing contained in this Agreement shall give Purchaser or any of its Affiliates, directly or indirectly, any right to control or direct the Business, assets and operations prior to the Closing. Prior to the Closing, the Sellers shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its Business, assets and operations.]

6.2 Access to Information; Confidentiality.

(a) From the date hereof until the earlier of the Closing Date and the termination of this Agreement, the Sellers shall grant Purchaser and its representatives (at Purchaser’s sole cost and expense) reasonable access, during normal business hours and upon reasonable notice (and in the event of a facility visit request, at least two (2) Business Days prior notice), and subject to any limitations resulting from any Public Health Measures, to the personnel, facilities, books and records of the Sellers related to the Business or the Transferred Assets that are in the possession or under the control of the Sellers; provided, however, that (i) all requests for access shall be directed to dennis.daly@casa-systems.com (Dennis Daly) or such other person as the Casa Seller may designate in writing from time to time (the “Seller Access Contact”), (ii) such activities do not unreasonably interfere with the ongoing business or operations of the Sellers, (iii) the Sellers shall have the right to have one or more of its representatives present at all times during any visits, examinations, discussions or contacts contemplated by this Section 6.2(a), (iv) Purchaser shall have no right to perform invasive or subsurface investigations or conduct any sampling or analysis of environmental media of the nature commonly referred to as a “Phase II Environmental Investigation,” such as any soil or groundwater testing, (v) such access or related activities would not cause a violation of any agreement to which the a Seller is a party, (vi) no Personal Information shall be disclosed or used other than in compliance with Data Protection Requirements and (vii) nothing herein shall require the Sellers or their representatives to furnish to Purchaser or provide Purchaser with access to information that (A) is subject to an attorney-client or an attorney work-product privilege or (B) legal counsel for the Sellers reasonably concludes may give rise to antitrust or competition law issues or violate a protective order or otherwise may not be disclosed pursuant to applicable Law. Sellers shall instruct its executive officers and senior business managers, counsel, auditors and financing advisors to reasonably cooperate with Purchaser and its Representatives.

(b) Any confidential information provided to or obtained by Purchaser or its representatives, including pursuant to this Section 6.2, is subject to the terms of, and the restrictions contained in, the Confidentiality Agreement. Purchaser agrees to be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference. Effective upon (and only upon) the Closing, the Confidentiality Agreement shall automatically terminate and none of the parties thereto shall have any further Liability or obligation thereunder except with respect to any confidential information: (i) provided to or obtained by Purchaser or its representatives concerning the Sellers and (ii) retained by the Sellers pursuant to Section 2.1(e) of this Agreement, which information shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date. If this Agreement is terminated prior to Closing for any reason, the duration of the confidentiality of the Confidentiality Agreement shall be deemed extended, without any further action by the Parties, for a period of time equal to the period of time elapsed between the date such Confidentiality Agreement was initially signed and the date of termination of this Agreement.

(c) Notwithstanding anything to the contrary contained herein, nothing in this Section 6.2 shall limit the ability of the Parties or any of their respective Affiliates to make any disclosure to their respective tax advisors or any taxing authority.

6.3 Efforts to Consummate. Except as otherwise provided in this Agreement, each of the Parties agrees to use its commercially reasonable efforts to cause the Closing to occur as soon as possible after the date hereof, including satisfying the conditions precedent set forth in Article 8 applicable to such Party including (a) defending against any Actions, judicial or administrative, challenging this Agreement or the consummation of the Transactions, (b) seeking to have any preliminary injunction, temporary restraining order, stay or other legal restraint or prohibition entered or imposed by any court or other Governmental Authority that is not yet final and nonappealable vacated or reversed, and (c) and executing any additional instruments reasonably requested by the other Party (without cost or expense to the executing Party) necessary to carry out the Transactions and to fully carry out the purposes of this Agreement; provided, however, that, for purposes of the “commercially reasonable efforts” standard as required by this Section 6.3, Section 6.4 or Section 6.5, neither Party nor its Affiliates or representatives shall be required to offer or grant any accommodation or concession (financial or otherwise) to any third party or to otherwise expend any money or suffer any detriment, to expend any money to remedy any breach of any representation or warranty hereunder, to commence any Action, to waive or surrender any right, to modify any agreement (including any Potential US Assigned Contract or International Assigned Contract) or to provide financing to Purchaser for the consummation of the Transactions.

6.4 Notices and Consents. Reasonably promptly following the execution of this Agreement, the Sellers will give, or cause to be given, applicable notices to third parties and thereafter will use commercially reasonable efforts (as limited by Section 6.3) to obtain the third-party consents set forth on Schedule 6.4; provided, however, that no representation, warranty, covenant or agreement of the Sellers shall be breached or deemed breached, and no condition shall be deemed not satisfied, as a result of (a) the failure to obtain any such third-party consent, (b) any termination of a Contract as a result of the failure to obtain such third-party consent or (c) any Action commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such consent or any such termination.

6.5 Regulatory Matters and Approvals.

(a) Each of Purchaser and the Sellers will provide any notices to and make any filings with any Governmental Authority that are necessary to consummate the Transactions. Without limiting the generality of the foregoing, the Sellers and Purchaser shall, no later than ten (10) Business Days after the date hereof, prepare and file as promptly as practicable all documentation to effect any necessary notices, reports and other filings and to obtain as promptly as practicable all Consents, clearances, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any Governmental Authority in order to consummate the Transactions.

(b) Each Party will promptly notify the other Party of any written or oral communication made to or received by Purchaser, the Sellers or both, as the case may be, from any Governmental Authority regarding the Transactions, and, subject to applicable Law, if practicable, (i) permit the other Party to review in advance any proposed written communication to any such Governmental Authority and consider the other Party’s comments in good faith, (ii) not agree to participate in any substantive meeting or discussion with any such Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement or the Transactions unless, to the extent reasonably practicable, it consults with the other Party in advance and (iii) to the extent permitted by such Governmental Authority, give the other Party the opportunity to attend, and furnish the other Party with copies of all correspondence, filings and written communications between them and their Affiliates and their respective representatives on one hand and any such Governmental Authority or its staff on the other hand, with respect to this Agreement and the Transactions; provided, however, that this Agreement shall not obligate either Party to disclose to the other Party such portions of any proposed or final correspondence, filing or other written communication with a Governmental Authority or its staff as the party to such correspondence, filing or communication may reasonably deem competitively-sensitive, privileged or confidential vis-à -vis the other party, except that it shall disclose matters to the external counsel of the other Party to the extent reasonably necessary in order to enable the Party to fulfill its cooperation obligations in this Section 6.5(b).

6.6 Public Announcements. Between the date of this Agreement and the Closing Date, except to the extent required by any applicable Law or Action or the rules of any securities exchange on which a Party’s securities (or its Affiliate’s securities) are traded, neither Purchaser nor the Sellers shall, and Purchaser and the Sellers shall cause their respective Affiliates and representatives not to, directly or indirectly, issue any press release or public announcement of any kind without the prior written consent of Purchaser and the Casa Seller; provided, however, that the Sellers may make announcements from time to time to their respective employees, customers, suppliers and other business relations and otherwise as the Sellers may reasonably determine is necessary to comply with applicable Law or the requirements of this Agreement, any other agreement to which the Sellers are a party or any securities exchange on which the securities of Sellers are listed. Purchaser and the Casa Seller shall cooperate in good faith to prepare a joint press release to be issued on the Closing Date, the terms of which shall be mutually agreed upon by the Parties.

6.7 Update of Schedules; Knowledge of Breach. From time to time prior to the Closing, the Sellers may supplement or amend the Schedules with respect to any matter hereafter arising or discovered which if existing or known by the Sellers at the date of this Agreement would have been required to be set forth or described in such Schedules and also with respect to events or conditions arising after the date hereof and prior to Closing; provided that any such supplements or amendments shall not be material. Any such supplemental or amended disclosure shall not be deemed to have cured any such breach of representation or warranty for purposes of determining whether or not the conditions set forth in Section 8.2(a) have been satisfied. From and after the Closing, references to the Schedules shall be references to the Schedules as supplemented, modified or updated. Nothing in this Agreement, including this Section 6.7, shall imply that the Sellers are making any representation or warranty as of any date other than the date hereof (other than representations and warranties that are expressly made as of an earlier date). From time to time prior to the Closing, Purchaser may supplement or amend any schedules under Section 2.1, Section 2.2, Section 2.3, and Section 2.4 with respect to any assets or Liabilities discovered that should be categorized as Transferred Assets, Excluded Assets, Assumed Liabilities or Excluded Liabilities, as applicable.

6.8 Notification of Certain Matters. Until the Closing, each Party shall promptly notify the other Party in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article 8 becoming incapable of being satisfied.

6.9 Employee Matters.

(a) The Sellers and Purchaser agree that the consummation of the Transactions will constitute a relevant transfer for the purposes of the Regulations and, accordingly, that it will not operate so as to terminate the contracts of employment of any of the Automatic Transfer Employees. Such contracts of employment shall be transferred to the Purchaser or one of its Affiliates pursuant to the Regulations. The Purchaser agrees to take all actions required under applicable Law, including the Regulations, and any collective bargaining, and all other administrative actions as are reasonably necessary or appropriate (including providing the Sellers with details of (i) which entity of the Purchaser of its Affiliates will employ each Automatic Transfer Employee upon Closing, and (ii) any measures or changes to employment terms or working conditions proposed by Purchaser that will affect the Automatic Transfer Employees) such that the employment of each Automatic Transfer Employee will transfer to the Purchaser or its Affiliates automatically as of the Closing Date.

(b) At least fifteen (15) days prior to the expected Closing Date, Purchaser shall deliver to those certain Offer Employees selected at the Purchaser’s discretion a written offer of employment. Each Offer Employee who accepts such offer on or prior to the Closing Date, successfully fulfills the conditions of such offer, as determined in Purchaser’s sole discretion, and commences employment with Purchaser on the first Business Day following the Closing will be a “Continuing Offer Employee” (together with each Automatic Transfer Employees who becomes employed by Purchaser, the “Continuing Employees”).

(c) The employment of each Continuing Employee shall be transferred to or assumed by Purchaser, its Affiliates, or an employer of record in a manner such that either (i) his or her employment shall be considered continuous and uninterrupted employment under Law unless such treatment is prohibited by applicable Law, and as such Purchaser, its Affiliates, or an employer of record shall recognize the years of service of such Continuing Employees with the Seller and its Affiliates accumulated before the Closing Date for purposes of determining eligibility, vesting, or the calculation of vacation, paid time off and severance entitlements of such employees or (ii) each Continuing Employee, shall, in the aggregate, be made whole by Purchaser for any service years not recognized. The Sellers shall not pay any severance payments or other separation benefits (including the employer-paid portion of any employment taxes) to any Continuing Employees.

(d) The provisions of this Section 6.9 are solely for the benefit of the Parties to the Agreement, and no Continuing Employees, (including any beneficiary or dependent thereof) or any other Person shall be regarded for any purpose as a third-party beneficiary of the Agreement, and no provision of this Section 6.9 shall create such rights in any such persons with respect to the compensation, terms and conditions of employment or benefits that may be provided to any such employee or beneficiary or dependent by Sellers, Purchaser or any of their respective Affiliates or under any benefit plan (including any Seller Benefit Plans) which Sellers, Purchaser or any of its Affiliates may maintain, other than what is legally required in accordance with applicable Laws. Nothing in this Agreement is intended to (i) be treated as an amendment of any particular Seller Benefit Plan or (ii) prevent Purchaser or any of its Affiliates from terminating the employment of any Continuing Employee.

6.10 Shared Assets.

(a) To the extent the Transferred Assets also relate to the Other Business (together with assets of the Other Business that also relate to the Business, collectively the “Shared Assets”), Purchaser shall use its commercially reasonable efforts to cooperate with the Other Purchaser in any lawful and commercially reasonable arrangement reasonably proposed by the Purchaser or the Other Purchaser to ensure both Purchaser and the Other Purchaser receives the rights and benefits of such Shared Assets related to the Business or Other Business, as applicable, as promptly as practicable after the later of (i) the Closing and (ii) the closing of the Other Purchaser’s purchase of the Other Business. The Sellers shall (A) facilitate the discussions between Purchaser and the Other Purchaser and (B) similarly obligate the Other Purchaser to agree in the Other Agreement to reasonably cooperate with Purchaser to (1) perform any obligations that the Other Purchaser may have vis-à-vis such Shared Assets, and (2) provide Purchaser reciprocal rights and benefits to use any Shared Assets purchased by the Other Purchaser that also relate to the Business. To the extent the Closing occurs prior to the closing of the purchase of the Other Business, the Parties acknowledge that the Sellers will need continued access to the Shared Assets to continue to operate the Other Business in the ordinary course pending the closing of the purchase of the Other Business, and the Parties shall use their reasonable efforts to cooperate with respect to the Sellers’ continued access to such Shared Assets to the extent Purchaser does not incur material cost. Prior to Closing, Purchaser and the Sellers shall negotiate reasonably and in good faith a short form transition services agreement or other reasonable commercial arrangement that will provide the Sellers with such continued access necessary to operate the Other Business.

(b) If the Sellers inadvertently purport or purported to assign ownership of any Transferred Intellectual Property to the Other Purchaser or to any other Person (any such Transferred Intellectual Property, the “Disputed IP”), in addition to all other rights and remedies available to Purchaser, including the right to seek equitable relief to nullify the inadvertent assignment of the Disputed IP to such Other Purchaser or to any other Person, Purchaser shall have the right (i) to compel acknowledgement of Purchaser’s exclusive ownership of the Disputed IP, (ii) to compel disgorgement by the Other Purchaser and any other Person of all materials related to and embodying the Disputed IP, and to enjoin all third party uses of the Disputed IP. Sellers shall use commercially reasonable best efforts to (iii) have the Other Purchaser to agree to transfer such Disputed IP to Purchaser as soon as practicable and (iv) to vest Purchaser’s rights to any Disputed IP in Purchaser against any other Person. Purchaser shall meanwhile at a minimum and at all times have a non-exclusive, worldwide, perpetual, irrevocable, unrestricted, fully paid up, right and license to use such Disputed IP in the Business as currently conducted, and Sellers hereby grant such license to Purchaser. The Sellers shall require the Other Purchaser to acknowledge in the Other Agreement Purchaser’s foregoing rights in any Disputed IP. If any Transferred Intellectual Property that is not material to the Business is also required for the operation of the Other Business (“Shared IP”), Purchaser agrees to grant to the Other Purchaser a limited, worldwide, fully paid up, right and license to use such Shared IP for and in the Other Business. Material Transferred Intellectual Property will in no event be considered Shared IP and the Other Purchaser will not have the right to use material Transferred Intellectual Property except with the prior written consent of Purchaser in its sole discretion; provided that Purchaser will not unreasonably withhold its consent to any requested transitional license for any trademarks, service marks, brand names, logos, domain names, social media accounts and other source or business identifiers included in the Transferred Intellectual Property that are required to operate the Other Business.

(c) Purchaser agrees to negotiate a transition services agreement in good faith with the purchaser of the Other Business and the Seller prior to the closing of the sale of the Other Business.

ARTICLE 7

POST-CLOSING COVENANTS

7.1 Access to Information; Books and Records. From and after the Closing, and without prejudice to the obligations of Purchaser pursuant to Section 7.3(g), Purchaser and its Affiliates shall (i) afford the Sellers and their representatives reasonable access, during normal business hours, upon reasonable advance notice and under reasonable circumstances, to the books and records of Purchaser and the Business and shall permit the Sellers and their representatives to examine such books and records to the extent reasonably requested by the Sellers and (ii) cause its representatives to furnish all information reasonably requested by the Sellers or their representatives in connection with financial or regulatory reporting, audit, third party litigation, preparing or filing of any Tax Return or the defense of any Tax claim or assessment or any other business purpose; provided, however, that nothing in this Section 7.1 shall require Purchaser or its Affiliates to furnish to the Sellers or their representatives any material that is subject to an attorney-client or solicitor-client privilege or an attorney or solicitor work-product privilege or which may not be disclosed pursuant to applicable Law. For a period of six years following the Closing Date, or such longer period as may be required by applicable Law or necessitated by applicable statutes of limitations, Purchaser shall, and shall cause its Affiliates to, maintain all such books and records and shall not destroy, alter or otherwise dispose of any such books and records.

7.2 Post-Closing Receipt and Possession of Assets.

(a) After the Closing Date, the Sellers shall transfer promptly to Purchaser from time to time (but in any event no less frequently than on a monthly basis) any payments constituting Transferred Assets received by the Sellers. After the Closing Date, Purchaser shall transfer promptly to the Sellers, from time to time (but in any event no less frequently than on a monthly basis), any payments constituting Excluded Assets, including any accounts receivable constituting Excluded Assets, received by Purchaser after the Closing.

(b) In the event that, after the Closing Date, Purchaser receives or otherwise is in possession of any other Excluded Asset, Purchaser shall promptly notify the Sellers of its receipt or possession of such other Excluded Asset and transfer, at the Seller’s expense, such Excluded Asset to the Sellers. In the event that, after the Closing Date, the Sellers receives or otherwise is in possession of any other Transferred Asset, the Sellers shall promptly notify Purchaser of their receipt or possession of such other Transferred Asset and transfer, at Purchaser’s expense (unless the Sellers were required to transfer such Transferred Asset to Purchaser at Closing, in which case, and without limitation of any other remedies available to Purchaser, such transfer will be at the Sellers’ expense), such Transferred Asset to Purchaser.

(c) If, at any time after the execution of this Agreement or after Closing Date, either Party discovers any (a) Transferred Asset that was not in fact physically transferred to Purchaser on the Closing Date, such Party shall promptly notify the other Party and the Parties shall take all actions and execute all documents to effectuate the transfer to Purchaser thereof without a change to the Purchase Price; or (b) any asset that was not intended to be a Transferred Asset that was in fact physically transferred to Purchaser on the Closing Date, such Party shall promptly notify the other Party and the Parties shall take all actions and execute all documents to effectuate the transfer to the applicable Seller thereof without a change to the Purchase Price.

7.3 Tax Matters.

(a) The Sellers shall be responsible for preparing or causing to be prepared all Asset Tax Returns for taxable periods ending on or before the Closing Date (each, a “Pre-Closing Tax Period”) that are required to be filed after the Closing, which Sellers shall do in a manner consistent with past practice to the extent relevant and consistent with applicable Law. After the Closing, Purchaser will reasonably assist and cooperate with the Sellers in preparing and filing such Asset Tax Returns. The Sellers shall provide Purchaser with completed drafts of such Asset Tax Returns for Purchaser’s review and comment at least 30 days prior to the due date for filing such Tax Returns (taking into account all extensions properly obtained), and Sellers shall make revisions to such Asset Tax Returns as are reasonably requested by Purchaser. To the extent Purchaser is required by applicable Law to file any such Asset Tax Returns, Purchaser shall cause all such Asset Tax Returns received from the Sellers to be duly executed (as required) and timely filed, taking into account extensions (or, if such due date is within 30 days following the Closing Date, as promptly as practicable following the Closing Date).

(b) Purchaser shall prepare and timely file or cause to be prepared and timely filed (taking into account all extensions properly obtained) all Asset Tax Returns that are required to be filed for any Straddle Period. Purchaser shall prepare such Asset Tax Returns in a manner consistent with past practice to the extent relevant and consistent with applicable Law and shall provide the Sellers with completed drafts of such Tax Returns for the Sellers’ review and reasonable comment at least 30 days prior to the due date for filing thereof, taking into account extensions (or, if such due date is within 30 days following the Closing Date, as promptly as practicable following the Closing Date) and shall make such revisions to such Tax Returns as are reasonably requested by the Seller, provided that such requests comply with applicable Law.

(c) The Sellers shall be liable for any Asset Taxes with respect to a Pre-Closing Tax Period and the portion of any Straddle Period ending on the Closing Date and Purchaser shall be liable for all other Asset Taxes. For purposes of this Agreement, in the case of any Straddle Period, (a) the amount of any Asset Taxes based on or measured by sales or use, employment, or withholding or otherwise imposed on a transaction basis allocated to the portion of such Straddle Period ending on the Closing Date shall be determined based on an interim closing of the books as of the end of the day on the Closing Date and (b) the amount of any other Asset Taxes shall be allocated to the portion of such Straddle Period ending on the Closing Date by prorating the amount of such Asset Tax for the entire taxable period per diem. For the avoidance of doubt, to the extent the Sellers have prepaid or deposited any amounts of any Asset Taxes prior to the Closing, the Sellers shall receive credit for such amounts in determining payments of Asset Taxes.

(d) Purchaser and its Affiliates shall not make or change any Tax election, amend, refile or otherwise modify (or grant an extension of any statute of limitation with respect to) any Tax Return, or take any other action that could cause or result in an increase in any Tax liability or reduce any tax benefit in respect of any Pre-Closing Tax Period or Straddle Period relating to the Sellers or the Business without the prior written consent of the Casa Seller (not to be unreasonably withheld, conditioned, or delayed).

(e) Purchaser shall promptly notify the Sellers in writing upon receipt by Purchaser or any of its Affiliates of notice of any pending or threatened federal, state, local or foreign tax audits, proceedings or assessments relating to a Pre-Closing Tax Period or Straddle Period for which the Sellers may be liable (a “Seller Tax Claim”).

(f) The Sellers shall have the sole right to control the defense or resolution of any Seller Tax Claim relating to a Pre-Closing Tax Period, and Purchaser shall have the sole right to control the defense or resolution of any Seller Tax Claim relating to a Straddle Period, including, in each case, to employ counsel of the controlling party’s choice at the controlling party’s expense; provided, however, that the non-controlling party and its representatives shall be permitted, at their expense, to observe and participate in any defense or resolution of any Seller Tax Claim that it is not entitled to control; provided, further, that neither Purchaser nor any of its Affiliates shall be entitled to settle, either administratively or after the commencement of litigation, any Seller Tax Claim relating to a Straddle Period without the prior written consent of the Casa Seller (not to be unreasonably conditioned, denied or delayed). Notwithstanding anything to the contrary contained herein, without the prior written consent of the non-controlling party (not to be unreasonably conditioned, denied or delayed), the controlling party shall not agree or consent to compromise or settle, either administratively or after the commencement of litigation, any issue or claim in a tax audit or administrative or court proceeding it controls hereunder to the extent that any such compromise, settlement, consent or agreement may affect the Tax liability of the non-controlling party or any of its Affiliates for which the controlling party is not responsible hereunder.

(g) After the Closing, each of the Sellers and Purchaser shall (and shall cause their respective Affiliates to):

(i) cooperate in preparing for and defending any audits or proceedings of or disputes with Governmental Authorities regarding any Tax Returns required to be filed by, or Taxes related to the Business or the Transferred Assets due from, the Sellers for any Pre-Closing Tax Period or Straddle Period;

(ii) maintain and preserve until the expiration of the applicable statutes of limitations, and make available to the other Party as reasonably requested and to any Governmental Authority as reasonably required, all information, records and documents relating to Taxes related to the Business or the Transferred Assets for any Pre-Closing Tax Period or Straddle Period, and make employees available to the other Party as reasonably requested during normal business hours to supplement or explain such information, records and documents; and

(iii) furnish the other Party with copies of all correspondence received from any Governmental Authority in connection with any Tax audit, proceeding, assessment or information request relating to Taxes related to the Business or the Transferred Assets for a Pre-Closing Tax Period or Straddle Period, and furnish the other Party with copies of all records and documents relating to Taxes related to the Business or the Transferred Assets for a Pre-Closing Tax Period or Straddle Period that are proposed to be destroyed (and not otherwise in the possession of such other Party).

(h) The amount of any payment for a supply of goods or services or the value of any supply made or deemed to have been made pursuant to this Agreement with respect to the transfer of the Transferred Assets will be exclusive of any VAT properly chargeable on the supply, and the amount of the VAT that is (i) Recoverable VAT will be borne one hundred percent (100%) by Purchaser or one of its Affiliates and (ii) Non-Recoverable VAT will be borne fifty percent (50%) by Purchaser or one of its Affiliates and fifty percent (50%) by Sellers, as applicable, in each case notwithstanding anything contrary under applicable Law, in addition to any payment due under this Agreement at the time the supply is made. Sellers shall prepare, or cause to be prepared, accurate and complete VAT invoices as required by applicable Law in a timely manner and shall provide Purchaser a reasonable opportunity to review such VAT invoices in advance of issuing such VAT invoice to Purchaser. Purchaser shall be required to pay, or cause to be paid, its portion of any VAT (as determined under this Section 7.3(h)) to Casa Seller or its designated Affiliate upon receipt of a valid VAT invoice issued by Sellers, as applicable, at which point Casa Seller shall timely and properly remit, or cause to be timely and properly remitted, such VAT and any other required Tax Return with respect to such VAT to the applicable Governmental Authority as required by Law. For the avoidance of doubt, any credit or refund applicable to Recoverable VAT shall inure to the benefit of Purchaser or its Affiliate and, if any such refund or credit is received by Sellers or any of their Affiliates, Casa Seller shall promptly pay, or cause to be promptly paid, the amount of such refund or the amount of such credit to Purchaser of its designated Affiliate. Sellers, Purchaser, and their respective Affiliates shall cooperate (i) to prepare and promptly file the appropriate VAT documentation in a timely manner with the applicable Governmental Authority and (ii) to obtain exemptions from, reductions of, or other recovery of, any VAT, in each case to the extent permitted by applicable Law, including by cooperating to determine whether the applicable transfer is exempt from any VAT.

(i) In the event of a conflict between this Section 7.3 and any other Section of this Agreement, this Section 7.3 shall govern and control with respect to tax matters.

ARTICLE 8

CONDITIONS PRECEDENT

8.1 Conditions to Each Party’s Obligation. The respective obligations of the Parties to effect the Transactions are subject to the satisfaction (or, to the extent permitted by applicable Law, waived by the Casa Seller and Purchaser), at or prior to the Closing, of the following conditions:

(a) No Injunctions or Restraints. No Order or Law preventing the consummation of the Transactions shall be in effect.

(b) Sale Order. The Bankruptcy Court shall have entered the Sale Order, which shall be a Final Order, in full force and effect and not subject to a stay.

8.2 Conditions to Obligation of Purchaser. The obligations of Purchaser to effect the Transactions is subject to the satisfaction (or, to the extent permitted by applicable Law, waived by Purchaser), at or prior to the Closing, of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Sellers set forth in Article 3 shall be true and correct in all respects (without giving effect to any qualifications or limitations as to “materiality”, “Material Adverse Effect” or words of similar import set forth therein) as of the Closing as though made at and as of such time (other than such representations and warranties as are made as of an earlier date, which shall be so true and correct as of such date), except where the failure of such representations and warranties to be so true and correct would not have, individually or in the aggregate, a Material Adverse Effect.

(b) Performance of Covenants and Obligations. The Sellers shall have performed or complied in all material respects with all obligations and covenants required to have been performed or complied with by it under this Agreement at or prior to the Closing, except to the extent of changes or developments contemplated by the terms of this Agreement or caused by the Transactions.

(c) Closing Deliverables. The Sellers shall have delivered to Purchaser the closing deliveries required to be delivered by the Sellers pursuant to Section 2.7(a) and Section 2.7(c).

(d) Consents. The Sellers shall have obtained and delivered to Purchaser the consents and contracts required by Schedule 8.2(d).

(e) Vendor Payment. Casa Seller shall have made the payment set forth on Schedule 8.2(e).

8.3 Conditions to Obligations of the Sellers. The obligation of the Sellers to effect the Transactions is subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by the Sellers), at or prior to the Closing, of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Purchaser set forth in Article 4 shall be true and correct in all material respects (without giving effect to any qualifications or limitations as to “materiality” or words of similar import set forth therein) as of the Closing as though made at and as of such time (other than such representations and warranties as are made as of an earlier date, which shall be so true and correct as of such date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, (i) have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or (ii) otherwise prevent, hinder or delay the consummation of the Transactions.

(b) Performance of Covenants and Obligations of Purchaser. Purchaser shall have performed or complied in all material respects with all obligations and covenants required to have been performed or complied with by it under this Agreement at or prior to the Closing, except to the extent of changes or developments contemplated by the terms of this Agreement or caused by the Transactions.

(c) Closing Deliverables. Purchaser shall have delivered to the Casa Seller the closing deliveries required to be delivered by Purchaser pursuant to Section 2.7(a) and Section 2.7(b).

8.4 Waiver of Condition; Frustration of Conditions. All conditions to the Closing shall be deemed to have been satisfied or waived from and after the Closing. Neither Purchaser nor the Sellers may rely on the failure of any condition set forth in this Article 8, as applicable, to be satisfied if such failure was caused by such Party’s failure to use, as required by this Agreement, its reasonable best efforts to consummate the Transactions.

ARTICLE 9

TERMINATION

9.1 Events of Termination. Notwithstanding anything to the contrary, this Agreement may be terminated, and the Transactions may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of Purchaser and the Casa Seller;

(b) by Purchaser, if the Casa Seller (i) withdraws the Sale Motion, (ii) moves to voluntarily dismiss the Bankruptcy Cases, (iii) moves for conversion of the Bankruptcy Cases to Chapter 7 of the Bankruptcy Code, or (iv) moves for appointment of an examiner with expanded powers pursuant to Section 1104 of the Bankruptcy Code or a trustee in the Bankruptcy Cases;

(c) by Purchaser, by written notice from Purchaser to the Casa Seller, if there has been a breach or inaccuracy of a covenant, representation or warranty made by the Sellers in this Agreement, such that the conditions in Section 8.1 or Section 8.2 are not capable of being satisfied and which breach is incapable of being cured or, if capable of being cured, has not been cured by the Sellers prior to the earlier of (i) 15 Business Days after receipt of written notice from Purchaser requesting such breach be cured or (ii) the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to Purchaser if the failure of Purchaser to fulfill any of its obligations under this Agreement has been the primary cause of, or resulted in, such breach, or if the conditions in Section 8.1 or Section 8.2 are not capable of being satisfied because there is then a breach or inaccuracy of a covenant, representation or warranty made by Purchaser in this Agreement;

(d) by the Casa Seller, by written notice from the Casa Seller to Purchaser, if there has been a breach or inaccuracy of a covenant, representation or warranty made by Purchaser in this Agreement, such that the conditions in Section 8.1 or Section 8.3 are not capable of being satisfied and which breach is incapable of being cured or, if capable of being cured, has not been cured by Purchaser prior to the earlier of (i) 15 Business Days after receipt of written notice from the Casa Seller requesting such breach be cured or (ii) the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(d) shall not be available to the Casa Seller if the failure of the Sellers to fulfill any of its obligations under this Agreement has been the primary cause of, or resulted in, such breach, or if the conditions in Section 8.1 or Section 8.3 are not capable of being satisfied because there is then a breach or inaccuracy of a covenant, representation or warranty made by the Sellers in this Agreement;

(e) by Purchaser or the Casa Seller, by written notice from Purchaser or the Casa Seller to the other, if any Governmental Authority of competent jurisdiction shall have issued an Order, enacted any Law or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the Transactions and, in the case of Orders and other actions, such Order or other action shall have become Final Orders; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(e) shall not be available to the Party seeking to terminate if any action of such Party or any failure of such Party to act has contributed to such Order or other action and such action or failure constitutes a breach of this Agreement; or

(f) by Purchaser or the Casa Seller, by written notice from Purchaser or the Casa Seller to the other, if the Closing has not occurred on or prior to May 20, 2024 (the “Outside Date”); provided, however, that the Party exercising the right to terminate this Agreement pursuant to this Section 9.1(f) shall not have been responsible for such failure of the Closing to occur through a breach or inaccuracy of a covenant, representation or warranty contained in this Agreement.

9.2 Effect of Termination.

(a) In the event that this Agreement shall be terminated pursuant to Section 9.1, (i) Purchaser and its representatives shall promptly return all documents, work papers and other materials of the Sellers including any confidential information and (ii) all further obligations of the Parties under this Agreement shall terminate without further Liability or obligation to the other Party; provided, however, that, notwithstanding the foregoing, the Liabilities and obligations under (A) the Confidentiality Agreement, and (B) Section 2.8(c), Section 6.2(b), this Section 9.2 and Article 10 shall continue in full force and effect.

(b) In the event that this Agreement is terminated pursuant to Section 9.1(b), Section 9.1(c), or Section 9.1(f), then Seller shall (i) wire in immediately available funds $375,000 of the Expense Reimbursement Amount to Purchaser within two (2) Business Days of such termination and (ii) pay the remaining Expense Reimbursement Amount to Purchaser on or as soon as practicable after the effective date of a confirmed chapter 11 plan of the Casa Seller (in accordance with the terms thereof with respect to the timing for payment of administrative claims); provided that in the event of a chapter 7 liquidation, claims with respect to such amount shall be considered valid administrative claims against the estate.

(c) Notwithstanding anything to the contrary in this Agreement, in the event of valid termination of this Agreement pursuant to Section 9.1, neither Party shall have any Liability to the other Party; provided, however, that nothing in this Section 9.2 shall relieve any Party from Liability for any breach of this Agreement occurring prior to any such termination; provided, further, however, that absent Fraud or willful misconduct, notwithstanding anything to the contrary contained in this Agreement, (i) the maximum aggregate Liability of the Sellers under this Agreement (including for any and all such breaches or if this Agreement is terminated by Purchaser pursuant to Section 9.1(c)) shall not exceed the Expense Reimbursement Amount, and (ii) the maximum aggregate Liability of Purchaser under this Agreement (including for any and all such breaches, including if this Agreement is terminated by the Casa Seller pursuant to Section 9.1(d)) shall not exceed the amount of the Deposit Escrow Amount. In no event shall any Party have any Liability for consequential, special, incidental, indirect, or punitive damages, lost profits, or similar Liabilities, in each case other than to the extent reasonably foreseeable; provided, that the limitations in this sentence shall not apply to Liabilities arising as a result of third party claims.

ARTICLE 10

GENERAL PROVISIONS

10.1 Survival of Representations, Warranties, and Covenants. All covenants and agreements contained in this Agreement that by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to Closing shall, solely to the extent such covenants and agreements are to be performed, or prohibit actions, subsequent to Closing, survive the Closing in accordance with their terms until fully performed or satisfied. All other covenants and agreements contained herein, and all representations and warranties contained herein or in any certificated deliveries hereunder shall not survive Closing and shall therefor terminate, including any Action for damages in respect of any breach or inaccuracy thereof. Notwithstanding the foregoing, the provisions of Section 2.8(c), Section 6.2, Section 9.2, this Article 10 and the Confidentiality Agreement shall survive the Closing.

10.2 Entire Agreement. This Agreement, including the Exhibits and Schedules hereto, the Confidentiality Agreement and the Related Documents, contain the entire understanding of the Parties with respect to the subject matter contained herein and therein. This Agreement supersedes all prior and contemporaneous agreements, arrangements, contracts, discussions, negotiations, undertakings and understandings (including any letters of intent or term sheets), whether written or oral, among the Parties with respect to such subject matter (other than, for the avoidance of doubt, the Confidentiality Agreement and the Related Documents) or any prior course of dealings. The Parties have voluntarily agreed to define their rights, Liabilities and obligations respecting the Transactions exclusively in contract pursuant to the express terms and conditions of this Agreement, the Confidentiality Agreement and the Related Documents, and the Parties expressly disclaim that they are owed any duties or entitled to any remedies not expressly set forth in this Agreement, the Confidentiality Agreement and the Related Documents. Furthermore, the Parties each hereby acknowledge that this Agreement, the Confidentiality Agreement and the Related Documents embody the justifiable expectations of sophisticated parties derived from arm’s-length negotiations, and all parties to this Agreement, the Confidentiality Agreement and the Related Documents specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of an ordinary purchaser and an ordinary seller in an arm’s-length transaction. The sole and exclusive remedies for any Related Claims shall be those remedies available at law or in equity for breach of contract only (as such contractual remedies have been further limited or excluded pursuant to the express terms of this Agreement); and the Parties hereby agree that neither Party shall have any remedies or cause of action (whether in contract or in tort or otherwise) of any statements, communications, disclosures, failures to disclose, representations or warranties not set forth in this Agreement.

10.3 Amendment; No Waiver. This Agreement and the Related Documents may be amended, supplemented or changed, and any provision hereof or thereof can be waived, only by a written instrument making specific reference to this Agreement (and, if applicable, the Related Documents) executed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. The waiver by any party of a breach of any provision of this Agreement or the Related Documents shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall a single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

10.4 Severability; Specific Versus General Provisions. Whenever possible, each provision of this Agreement and the Related Documents shall be interpreted in such manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement or the Related Documents is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement and the Related Documents shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, in whole or in part, such term or provision is hereby deemed modified to give effect to the original written intent of the Parties to the greatest extent consistent with being valid and enforceable under applicable Law. No Party shall assert, and each Party shall cause its respective Affiliates or related parties not to assert, that this Agreement or any part hereof is invalid, illegal or unenforceable.

10.5 Expenses and Obligations. Except as otherwise provided in this Agreement, all costs and expenses incurred by the Parties in connection with the Transactions, including the costs, expenses and disbursements of counsel and accountants, shall be borne solely and entirely by the Party that has incurred such expenses; provided, however, that Purchaser shall pay, or promptly reimburse the Sellers for, any filing fees which relate to any required governmental filing or notification.

10.6 Notices. All notices, consents, waivers, and other communications under this Agreement or the Related Documents must be in writing and will be deemed to have been duly given (a) if personally delivered, on the date of delivery, (b) if delivered by express courier service of national standing for next day delivery (with charges prepaid), on the Business Day following the date of delivery to such courier service, (c) if delivered by electronic mail (unless the sender receives an automated message that the email has not been delivered) on the date of transmission if on a Business Day before 5:00 p.m. local time of the business address of the recipient party (otherwise on the next succeeding Business Day) and (d) if deposited in the United States mail, first-class postage prepaid, on the date of delivery, in each case to the appropriate addresses or email addresses set forth below (or to such other addresses as a Party may designate by notice to the other Party in accordance with this Section 10.6):

If to Purchaser:

c/o Lumine Group US Holdco Inc.

1209 Orange Street,

Wilmington, Country of New Castle, Delaware 19801

Attention:  David Nyland; Caroline Khachehtoori

Email:     David.nyland@luminegroup.com;

    caroline.khachehtoori@luminegroup.com

with a copy to (which will not constitute notice):

Alston & Bird LLP

1201 West Peachtree Street

Suite 4900

Attention: Aaron Dixon and Charlie Yates

Email: aaron.dixon@alston.com; charlie.yates@alston.com

If to the Sellers:

Casa Systems, Inc.

100 Old River Road

Andover, MA 01810

Attention: Timothy Rodenberger

Email: timothy.rodenberger@casa-systems.com

with a copy to (which will not constitute notice):

Sidley Austin LLP

787 Seventh Ave.

New York, NY 10019

Attention: Stephen E. Hessler and Patrick Venter

Email: shessler@sidley.com; pventer@sidley.com

Sidley Austin LLP

2021 McKinney Ave.

Suite 2000

Dallas, Texas 75201

Attention: Kelly Dybala, William D. Howell

Email: kdybala@sidley.com; bhowell@sidley.com

and

Ducera Partners LLC

11 Times Square, 36th Floor

New York, New York 10036

Attention: Bradley Robins; David S. Zubricki

Email: brobins@ducerapartners.com; dzubricki@ducerapartners.com

10.7 Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format, or other agreed format shall be sufficient to bind the Parties to the terms and conditions of this Agreement. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any Related Document, shall be disregarded in determining the party’s intent or the effectiveness of such signature.

10.8 Governing Law. This Agreement, the Related Documents and all Related Claims shall be governed by the internal laws of the State of Delaware (including its statute of limitations), without giving effect to any choice or conflict of law principles or rules that would cause the application of the Laws of any other jurisdiction.

10.9 Submission to Jurisdiction; Consent to Service of Process.

(a) Without limiting any Party’s right to appeal any Order of the Bankruptcy Court, (i) the Bankruptcy Court shall retain exclusive jurisdiction to interpret and enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any Related Document, any breach or default hereunder or thereunder, or the Transactions, and (ii) any and all proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the Parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and shall receive notices at such locations as indicated in Section 10.6, and each Party hereby irrevocably agrees that all Related Claims may be heard and determined in such courts. The Parties hereby irrevocably and unconditionally waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such Related Claim brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agree that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) Each of the Parties hereby consents to process being served by any Party to this Agreement in any Related Claim by the delivery of a copy thereof in accordance with the provisions of Section 10.6 (other than by email) along with a notification that service of process is being served in conformance with this Section 10.9(b). Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

10.10 Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT, THE RELATED DOCUMENTS OR ANY RELATED CLAIMS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY EXPRESSLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING OR RELATED CLAIM BROUGHT BY OR AGAINST IT, DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE RELATED DOCUMENTS OR ANY RELATED CLAIMS.

10.11 Rights Cumulative. All rights and remedies of each of the parties under this Agreement and the Related Documents will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement, the Related Documents or applicable Law.

10.12 Assignment. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors by operation of law and permitted assigns of the Parties. No assignment of this Agreement or any of the rights, interests or obligations under this Agreement may be made by any Party at any time, whether or not by operation of law, without the prior written consent of the Casa Seller and Purchaser, and any attempted assignment without the required consent shall be void; provided, however, that (a) Purchaser may (i) assign this Agreement or any of its rights under this Agreement to any of its Affiliates, (ii) delegate any of its duties under this Agreement to any of its Affiliates, and (ii) assign its rights, but not its duties, under this Agreement to any of its financing sources and (b) the Sellers may assign any of their rights or delegate any of their duties under this Agreement (i) to any of their Affiliates and (ii) for collateral security purposes to any lender of the Sellers; provided, further, however, that, in each case, such assignment shall not release Purchaser from its obligations under this Agreement and the Sellers shall have no obligation to pursue remedies against any assignee of Purchaser before proceeding against Purchaser for any breach of Purchaser’s obligations hereunder.

10.13 Specific Enforcement; Remedies. The Parties agree that irreparable damage (for which monetary relief, even if available, would not be an adequate remedy) would occur in the event that any of the provisions of this Agreement were not performed by the Parties in accordance with their specific terms or were otherwise breached. It is accordingly agreed that (i) Purchaser, on the one hand, and the Sellers, on the other hand, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction without proof of damages or otherwise and that this shall include the right of the Sellers to cause Purchaser to fully perform the terms of this Agreement to the fullest extent permissible pursuant to this Agreement and applicable Laws and to thereafter cause this Agreement and the Transactions to be consummated on the terms and subject to the conditions thereto set forth in this Agreement, and (ii) the right of specific performance and other equitable relief is an integral part of the Transactions and without that right, neither the Sellers nor Purchaser would have entered into this Agreement. Remedies shall be cumulative and not exclusive and shall be in addition to any other remedies which any Party may have under this Agreement. Each of the Parties hereby (A) waives any defenses in any action for specific performance, including the defense that a remedy at law would be adequate, (B) waives any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief and (C) agrees not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the Parties otherwise have an adequate remedy at law. Notwithstanding anything to the contrary, in no event shall this Section 10.13 be used, alone or together with any other provision of this Agreement, to require the Sellers to remedy any breach of any representation or warranty of the Sellers.

10.14 Third-Party Beneficiaries. Except as set forth in Section 9.2(c) (with respect to the released parties identified therein), Section 10.15 (with respect to the Nonparty Affiliates), and Section 10.16 (with respect to the released parties identified therein), Section 10.17 (with respect to the Seller Group Members) and the next sentence, nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties any rights or remedies of any nature whatsoever under or by reason of this Agreement. From and after the Closing, all of the Persons identified as third-party beneficiaries in the first sentence of this Section 10.14 shall be entitled to enforce such provisions and to avail themselves of the benefits of any remedy for any breach of such provisions, all to the same extent as if such Persons were parties to this Agreement. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with this Agreement without notice or Liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any Party. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

10.15 No Personal Liability of Directors, Officers and Owners. All Related Claims may be made only against (and are those solely of) the entities that are expressly identified as Parties in the preamble to this Agreement (the “Contracting Parties”). No Person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, or any financial advisor or lender to, any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, or any financial advisor or lender to, any of the foregoing (collectively, “Nonparty Affiliates”), shall have any Liability pursuant to any Related Claim; and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such Liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at Law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose Liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement or the Related Documents.

10.16 General Release.

(a) Effective as of the Closing, the Sellers, on behalf of themselves, their Affiliates and each of their respective successors and assigns (each of the foregoing, a “Seller Releasing Party”), hereby fully, irrevocably and unconditionally releases and forever discharges Purchaser and its respective past and present directors, managers, officers, employees, agents, stockholders, members, representatives and Affiliates from and against, and covenants that it will not (directly or indirectly) assert any claim or proceeding of any kind before any Governmental Authority based upon, any and all claims, Actions, causes of action, suits, rights, debts, agreements, Losses and demands whatsoever and all consequences thereof, known or unknown, actual or potential, suspected or unsuspected, fixed or contingent, both in law and in equity with respect to the Transferred Assets and Assumed Liabilities, whether existing as of the Closing or arising thereafter, that a Seller Releasing Party has or may have, now or in the future, arising out of, relating to, or resulting from any act or omission, error, negligence, breach of contract, tort, violation of law, matter or cause whatsoever from the beginning of time to the Closing Date. The foregoing sentence shall not be deemed to be a release or waiver by a Seller Releasing Party of any Action it may have under this Agreement or any of the other Related Documents.

(b) Effective as of the Closing, Purchaser, on behalf of itself, its Affiliates and each of their respective successors and assigns (each of the foregoing, a “Purchaser Releasing Party”), hereby fully, irrevocably and unconditionally releases and forever discharges the Sellers, the Seller’s Affiliates and each of their respective past and present directors, managers, officers, agents, stockholders, members, representatives and Affiliates from and against, and covenants that it will not (directly or indirectly) assert any claim or proceeding of any kind before any Governmental Authority based upon, all claims, Actions, causes of action, suits, rights, debts, agreements, Losses and demands whatsoever and all consequences thereof, known or unknown, actual or potential, suspected or unsuspected, fixed or contingent, both in law and in equity, whether existing as of the Closing or arising thereafter, that a Purchaser Releasing Party has or may have, now or in the future, arising out of, relating to, or resulting from any act or omission, error, negligence, breach of contract, tort, violation of law, matter or cause whatsoever from the beginning of time to the Closing Date. The foregoing sentence shall not be deemed to be a release or waiver by a Purchaser Releasing Party of any Action it may have under this Agreement or any of the other Related Documents.

10.17 Legal Representation. Purchaser and the Sellers acknowledge and agree that the Law Firm has represented the Sellers and their Affiliates in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the Related Documents and the consummation of the Transactions, and that the Sellers, their Affiliates and their partners, officers, directors and representatives (the “Seller Group Members”) have a reasonable expectation that the Law Firm will represent them in connection with any Action involving any Seller Group Member, on the one hand, and Purchaser or any of its Affiliates and representatives (the “Purchaser Group Members”), on the other hand, arising under this Agreement, the Related Documents or the Transactions. Purchaser hereby, on behalf of itself and the other Purchaser

Group Members, irrevocably: (a) acknowledges and agrees that any attorney-client privilege, solicitor-client privilege, work product or other attorney-client or solicitor-client confidential information (“Attorney-Client Information”) arising from communications prior to the Closing between the Sellers (including any one or more officers, directors or stockholders of the Sellers), on the one hand, and the Law Firm, on the other hand, are not included in the property, rights, privileges, powers, franchises and other interests that are possessed by or vested in the Business or the Transferred Assets, that any such Attorney-Client Information shall be deemed property of, and controlled solely by, the Sellers for the benefit and on behalf of the Seller Group Members and, upon request, convey and transfer any Attorney-Client Information to the Sellers; (b) acknowledge and agree that the Seller Group Members shall have the right to retain, or cause the Law Firm to retain, any such documentation or information in the possession of the Law Firm or the Seller Group Members at the Closing; (c) agree not to access, retain or use any documentation or information constituting Attorney-Client Information and that no Purchaser Group Member shall have any right to waive any attorney-client privilege or other right to confidentiality with respect to such Attorney-Client Information; (d) disclaim the right to assert a waiver by any Seller Group Member with regard to the attorney-client privilege, solicitor-client privilege or other right to confidentiality with respect to such Attorney-Client Information solely due to the fact that such documentation or information is physically in the possession of Purchaser after the Closing; (e) consent to the Law Firm’s representation after the Closing of any Seller Group Member in any Action that may relate to a Purchaser Group Member or the Transactions and consent to and waive any conflict of interest arising therefrom without the need for any future waiver or consent; and (f) consent to the disclosure by the Law Firm to any Seller Group Member of any documentation or information obtained by the Law Firm during the course of its representation of the Sellers or any Affiliate prior to the Closing, whether related to this Agreement, the Related Documents, the Transactions or otherwise, whether or not such disclosure is made prior to or after the Closing and whether or not the documentation or information disclosed is subject to any attorney-client privilege, solicitor-client privilege or confidentiality obligation to any Sellers, any Affiliate of the Sellers or any other Person. In the event that any Action arises after the Closing between any Purchaser Group Member and a Person other than a Seller Group Member, such Purchaser Group Member shall not disclose any documentation or information that is subject to an attorney-client privilege or other rights of confidentiality referenced in this Section 10.17 without the prior written consent of the Casa Seller; provided, however, that if such Purchaser Group Member is required by judicial order or other legal process to make such disclosure, such Purchaser Group Member shall promptly notify the Casa Seller in writing of such requirement (without making disclosure) and shall provide the Sellers with such cooperation and assistance as shall be necessary to enable the Sellers to prevent disclosure by reason of such attorney-client privilege, solicitor-client privilege or other rights of confidentiality. This Section 10.17 is for the benefit of the Seller Group Members and such Persons are intended third-party beneficiaries of this Section 10.17.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

PURCHASER:

LUMINE GROUP US HOLDCO INC.

By:	/s/ David Nyland
Name: David Nyland
Title: President

Signature Page to Asset Purchase Agreement

CASA SELLER:

CASA SYSTEMS, INC.

By:	/s/ Edward Durkin
Name: Edward Durkin
Title: Chief Financial Officer

Signature Page to Asset Purchase Agreement

CASA HONG KONG:

CASA TECHNOLOGIES LIMITED

By:	/s/ Edward Durkin
Name: Edward Durkin
Title: Authorized Signatory

Signature Page to Asset Purchase Agreement

CASA IRELAND:

CASA COMMUNICATIONS LIMITED

By:	/s/ Edward Durkin
Name: Edward Durkin
Title: President

Signature Page to Asset Purchase Agreement

CASA CHINA:

GUANGZHOU CASA COMMUNICATIONS LTD

By:	/s/ Sophie (Rongke) Xie
Name: Sophie (Ronkge) Xie
Title: Executive Director, Legal Representative

Signature Page to Asset Purchase Agreement

CASA CANADA:

CASA SYSTEMS CANADA LTD.

By:	/s/ Edward Durkin
Name: Edward Durkin
Title: Authorized Signatory

Signature Page to Asset Purchase Agreement

CASA NETHERLANDS:

CASA SYSTEMS B.V.

By:	/s/ Edward Durkin
Name: Edward Durkin
Title: Authorized Signatory

Signature Page to Asset Purchase Agreement

CASA SPAIN:

CASA COMMUNICATIONS TECHNOLOGY S.L.U.

By:	/s/ Timothy Rodenberger
Name: Timothy Rodenberger
Title: Authorized Signatory

Signature Page to Asset Purchase Agreement

EXHIBIT A

Escrow Agreement

See attached.

Exhibit A to Asset Purchase Agreement

EXHIBIT B

Form of Bill of Sale and Assignment and Assumption Agreement

See attached.

Exhibit B to Asset Purchase Agreement

EXHIBIT C

Form of IP Assignment Agreement

See attached.

Exhibit C to Asset Purchase Agreement